QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.26

Option to Enter
Joint Venture Agreement
Hycroft Heap Leach Project

        This Option to Enter Joint Venture Agreement ("Agreement") is made effective as of October 2/, 2004 (the "Effective Date"), by and between Vista Gold Corp., a corporation amalgamated under the laws of the Yukon Territory ("Vista"), Hycroft Resources & Development, Inc., a Nevada corporation ("Hycroft"), and Hycroft Lewis Mine, Inc., a Nevada corporation ("Hycroft Lewis") (collectively "Owner"), and Pintail (Nevada) Gold Technology LLC, a Nevada limited liability company ("PSI").

Recitals

        A.    Hycroft and Hycroft Lewis lease and own certain patented and unpatented mining claims which are located in Humboldt and Pershing Counties, Nevada, and which are more particularly described in Exhibit A attached to and by this reference incorporated in this Agreement.

        B.    Owner and PSI are parties to the letter of intent dated June 15, 2004, and desire to formalize the agreement represented by the letter of intent. The letter of intent is superseded by this Agreement.

        Now, therefore, in consideration of their covenants and promises in this Agreement, Owner and PSI agree:

4.     Definitions.    The following defined terms, wherever used in this Agreement, shall have the meanings described below:

        1.1    "Expenditures" means all costs incurred on or for the benefit of the Property for Development Work pursuant to this Agreement, including but not limited to: (a) salaries, wages and costs of benefits, labor overhead expenses and travel and living expenses for PSI's employees employed directly on or for the benefit of the Property; (b) costs and expenses of equipment, machinery, materials and supplies; (c) all payments to contractors for work on or for the benefit of the Property; (d) costs of sampling, assays, metallurgical testing and analyses and other costs incurred to determine the quantity, quality and metallurgy of minerals on the Property; and (e) costs incurred to apply for and obtain approvals, consents, licenses, permits and rights-of-way and other similar rights in connection with activities on the Property.

        1.2    "Development Work" means all activities directed toward sampling, assays, metallurgical testing and analyses and other costs incurred to determine the quantity, quality, metallurgy and recoverability of minerals on the Property.

        1.3    "Hycroft" means Hycroft Resources & Development, Inc., a Nevada corporation, and its successors and assigns.

        1.4    "Hycroft Lewis" means Hycroft Lewis Mine, Inc., a Nevada corporation, and its successors and assigns.

        1.5    "Joint Venture" means the joint venture which maybe formed pursuant to Section 7.

        1.6    "Owner" means collectively Hycroft, Hycroft Lewis and Vista, and their successors and assigns.

        1.7    "Property" means: (a) the heap leach pads known as the Hycroft Mine heap leach pads 1, 2, 3 and 4; (b) the spent and treated ore on the Hycroft heap leach pads; and, (c) the precious metals contained in the heap leach pads and in the spent and treated ore on the Hycroft heap leach pads.

        1.8    "PSI" means Pintail (Nevada) Gold Technology LLC, a Nevada limited liability company, and its successors and assigns.

        1.9    "Underlying Agreements" means collectively the agreements, conveyances and instruments of mining claims, mineral rights and interests described in Exhibit A.

1

        1.10    "Vista" means Vista Gold Corp., a corporation amalgamated under the laws of the Yukon Territory, and its successors and assigns.

2.     Owners Representations and Warranties.    Owner makes the following covenants, representations and warranties all of which shall survive termination of this Agreement or

        PSI's exercise of its option to enter Mining Venture Agreement in accordance with Section 7:

        2.1    Owner represents that Hycroft and Hycroft Lewis are in possession of their respective portions of the Property.

        2.2    With respect to the unpatented mining claims included in the Property which were located by Hycroft and Hycroft Lewis, except as provided in Exhibit A and subject to the paramount title of the United States, Hycroft and Hycroft Lewis represent as follows: (a) the unpatented mining claims were properly laid out and monumented; (b) Iocation notices and certificates were properly recorded and filed with appropriate governmental agencies; (c) if required to have been performed under applicable law, the work believed in good faith by Hycroft and Hycroft Lewis to comply with the annual assessment work requirements under the 1872 Mining Law has been performed; (d) all affidavits of assessment work and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (e) the claims are free and clear of defects, liens and encumbrances arising by, through or under Hycroft and Hycroft Lewis, except for the Underlying Agreements described in Exhibit A; (f) the Federal annual mining claim maintenance and rental fees necessary to assure the uninterrupted and continued validity of unpatented mining claims until September 1, 2005, have been paid timely to the Bureau of Land Management; and (g) all assessment work, fees and filings required by the laws of the State of Nevada have been timely and properly paid or made to hold the unpatented mining claims through September 1, 2005. Nothing in this Section 2.2, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a discovery of minerals. With respect to those unpatented mining claims that were not located by Hycroft and Hycroft Lewis, but which are described in Exhibit A and which included within the Property, Hycroft and Hycroft Lewis make the representations and warranties in (a) and (c) (with the foregoing exceptions) to the best of their knowledge and belief.

        2.3    With respect to the patented mining claims included in the Property whichare owned by Hycroft, except as provided in Exhibit A, Hycroft represents that the patented mining claims are free and clear of defects, liens and encumbrances arising by, through or under Hycroft, except for the Underlying Agreements described in Exhibit A.

        2.4    Except as described in Exhibit A, Owner represents that with respect to the Property there are no pending or, to its knowledge, threatened actions, administrative investigations, suits, claims or proceedings.

        2.5    Owner has made available for inspection by PSI the geologic, engineering, metallurgical and other data in Owner's possession pertaining to the Property. Owner makes no representation concerning the accuracy of any such information or with respect to the nature, quality, extent or any other characteristic of the mineral resources, if any, located on the Property.

        2.6    Owner represents and warrants that each of Vista, Hycroft and Hycroft Lewis is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it is qualified to do business and is in good standing in the states where necessary in order to carry out the purposes of this Agreement.

        2.7    Owner represents and warrants: (a) it has the capacity to enter into and to perform this Agreement and all corporate and other actions required to authorize Owner to enter into and perform this Agreement have been properly taken; (b) that Owner will not breach any other agreement or arrangement by entering into or performing this Agreement; and (c) that Owner has properly executed this Agreement and that this Agreement is Owner's valid and binding legal obligation enforceable in accordance with its terms. PSI acknowledges that Section 5 of the Mining Lease between F.W. Lewis, Inc. and Hycroft Lewis provides that the Mining Lease may not be assigned nor may any part of the Lewis Mine property be sublet without the prior written consent of F.W. Lewis, Inc., except to another subsidiary of Hycroft Lewis, and, although the license granted to PSI under this Agreement is not an assignment of the Mining Lease nor a sublease of the Lewis Mine property, Owner

2

makes no representation or warranty concerning any assertion or claim by F.W. Lewis, Inc. against Hycroft Lewis which may arise or result from the parties' execution of this Agreement.

3.     PSI's Representations and Warranties.

        3.1    PSI represents and warrants that it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it is qualified to do business and is in good standing in the states where necessary in order to carry out the purposes of this Agreement.

        3.2    PSI represents and warrants: (a) it has the capacity to enter into and to perform this Agreement and all corporate and other actions required to authorize PSI to enter into and perform this Agreement have been properly taken; (b) that PSI will not breach any other agreement or arrangement by entering into or performing this Agreement; and (c) that PSI has properly executed this Agreement and that this Agreement is PSI's valid and binding legal obligation enforceable in accordance with its terms.

        3.3    PSI acknowledges that it has examined the data and information provided to it by NDT and has made an independent determination of such data to support its decision to enter this Agreement.

4.     Grant of License.    Hycroft and Hycroft Lewis give and grant to PST during the term of this Agreement a nonexclusive, limited license to enter on the Property for the following purposes: (a) to examine, inspect and take samples from the Property; (b) to use facilities of Hycroft and Hycroft Lewis on the Property to conduct tests to isolate bacteria from ore, process solution samples, culture and augment bacteria for testing, perform bench-scale and pilot-scale tests on ore for enhanced gold recovery; and (c) for general and project-specific microbial testing. This license is not, and should not be construed to be, the grant of an ownership, leasehold or subleasehold interest in any of the patented and unpatented mining claims which Hycroft and Hycroft Lewis control, lease or own. All proposed and ongoing operations by PSI on the Property shall be subject to prior review and approval by Owner and shall be modified at Owner's request for the purpose of ensuring that PSI's proposed or ongoing operations do not interfere with the existing, proposed or prospective operations of Hycroft and Hycroft Lewis or impose upon Hycroft and Hycroft Lewis any risk of environmental or reclamation liability. PSI shall conduct operations on the Property only pursuant to written plans of operation which have been approved by Owner and all regulatory agencies and authorities having jurisdiction of the Property and PSI's proposed operations on the Property. If Owner, in its discretion reasonably exercised, determines that PSI's proposed or ongoing operations are incompatible with or interfere with the operations of Hycroft and Hycroft Lewis on the Property, Owner shall notify PSI and request that PSI modify its operations, and, if suchmodification does not remediate the incompatibility with or interference with the operations of Hycroft and Hycroft Lewis, Owner shall have the right to terminate this Agreement. In testing the spent and treated ore on the Hycroft heap pads, PSI will not drill, trench or otherwise attempt to take samples of materials within thirty (30) feet of the base of any heap leach pad and PSI shall conduct all of its sampling and trenching in a manner which assures that the heap leach pad, liner and solution processing equipment and facility are not damaged or modified in any respect.

5.     Term.    The tern of this Agreement shall begin on the Effective Date and shall continue to and until the first anniversary of the Effective Date, unless sooner accelerated, terminated or extended as provided in this Agreement. Owner, in its sole and exclusive discretion, may extend the term of this Agreement for an additional year.

6.     PSI's Initial Feasibility Study and Testing Obligations.    Subject to PSI's right (a) to accelerate performance of its obligations under this Section 6; and (b) to terminate this Agreement as provided in Section 13, PSI agrees to expend not less than $500,000 in Expenditures and to conduct a feasibility test program which is intended to demonstrate the economic feasibility andviability of PSI's technology to produce precious metals from the spent and treated ore on the Hycroft heap leach pads. For purposes of this Agreement, PSI's technology as applied to the Property shall be deemed economically feasible and viable if the projected capital and operating costs for the recovery of precious metals from the

3

materials on the Hycroft heap leach pads will not exceed fifty percent (50%) of the price per troy ounce of gold used by Owner's independent accountants in their deteinaination of Owner's gold reserves at the time the feasibility study iscompleted. PSI shall incur Expenditures of not less than $500,000 in the performance of its feasibility and testing operations.

        The technology which PSI develops during the performance of its feasibility testing shall be PSI's property, provided, however, PSI will grant to Vista, Hycroft, Hycroft Lewis or the Joint Venture, as applicable, as a cost-free license for the use of the technology, including any enhancements of the technology, for use at the Property and the recovery of minerals from the Property.

        All activities and operations conducted by PSI under this Agreement shall conform in all respects to the laws, regulations and ordinances of the United States, the State of Nevada and Humboldt and Pershing Counties, Nevada.

        Owner shall have the right to examine and make copies of all data, including interpretative data, regarding PSI's activities and operations on the Property and the results of PSI's feasibility testing. Owner shall conduct its examinations and copying during reasonable business hours and upon reasonable prior notice to PSI. Within thirty (30) days following termination of this Agreement, except on PSI's exercise of the option granted under Section 7, PSI shall deliver to Owner copies of all data which before termination PSI has not furnished to Owner.

        PSI will coordinate all activities and operations on the Property with Owner's designated representative. Effective on the Effective Date, Owner designates Rod Williams as Owner's designator representative.

7.     PSI's Option to Enter Mining Joint Venture.    In consideration of PSI's performance of its initial Development Work Expenditure obligations, Hycroft and Hycroft Lewis grant to PSI, and PSI shall have, the option and right, exercisable in PSl's sole and exclusive discretion, to earn and vest an undivided fifty percent (50%) interest in the Property and to form a joint venture (the "Joint Venture") for the management and ownership of the Property. When PSI has completed its initial Development Work obligations, PSI shall be deemed to have exercised its right to enter into the Joint Venture with Hycroft and Hycroft Lewis on the Property, unless PSI informs Owner that PSI has elected to not exercise its option and right to enter into the Joint Venture. PSI shall deliver notice to Owner of PST's completion of its Development Work Expenditure obligations within thirty (30) days after such completion. At any time during the term of this Agreement, PSI shall have the right to accelerate performance of its Development Work obligations.

        On PSI's performance of its Development Work Expenditure obligations, Hycroft and Hycroft Lewis and PSI will execute and deliver to each other a definitive mining venture agreement based on the Rocky Mountain Mineral Law Foundation Exploration, Development and Mining LLC Model Form. 5A LLC in the form of the Hycroft Heap Leach Project Operating Agreement ("Operating Agreement") marked as Exhibit B attached to this Agreement, which shall incorporate the following terms and conditions:

        7.1    The initial participating interest Hycroft and Hycroft Lewis shall be fifty percent (50%) and PS1's initial participating interest shall be fifty percent (50%).

        7.2    PSI's Initial Contribution shall be valued at Five Hundred Thousand Dollars ($500,000). The Initial Contribution Hycroft and Hycroft Lewis shall be valued at Five Hundred Thousand Dollars ($500,000).

        7.3    After PSI has completed its Initial Contribution, the parties shall contribute to future Development Work Expenditures ("Project Costs") in accordance with their respective participating interests as prescribed in the Operating Agreement.

        7.4    If at any time a party's participating interest is diluted to a level below ten percent (10%), such diluted party shall be deemed to have withdrawn from the Joint Venture and the diluted party's participating interest shall be deemed to have accrued automatically to the non-diluted party in the manner prescribed in the Operating Agreement. The Joint Venture will grant to the diluted party a five percent (5%) net profits royalty.

4

        7.5    PSI shall be the initial manager of the Joint Venture and shall have control of the activities and operations of the Joint Venture.

        7.6    A Management Committee shall be established and each party shall have one (1) representative on the Management Committee. The Management Committee shall meet periodically, and not less than two (2) times annually. Each party shall entitled to vote on matters before the Management Committee in the proportion of its participating interest. Matters submitted to the Management Committee shall be determined by a vote of the majority of the participating interests. If a matter is not approved by a vote of majority of the participating interests, Owner shall have the deciding vote concerning such matter.

        7.7    Each party to the Joint Venture agreement shall have the right to assign its interest in the Joint Venture to any parent or subsidiary corporation or limited liability company, or any corporation or limited liability company having a common parent. Hycroft and Hycroft Lewis may freely assign their interest to a company within the Vista group of companies, including Hycroft and Hycroft Lewis. If a party intends to assign its interest in the Joint Venture to anunaffiliated third party, such party's right to assign all or any portion of its participating interest to the third party shall be subject to a right of first refusal in favor of the other parties to the Joint Venture agreement. Any assignment to a third party shall be conditioned upon the third party's assumption of the obligations of the assigning party under the Joint Venture agreement. Each party shall be free to pledge, encumber or otherwise grant a lien or security interest in its interest in the Joint Venture for the purpose of obtaining financing for such party's contribution obligations for the development of the Joint Venture's Property.

8.     Title.    On PST's request, Owner will make available to PSI such abstracts of title and other title records pertaining to the Property which Owner may have.

9.     Maintenance of Property.    Hycroft and Hycroft Lewis will maintain the Property including payment of the Federal annual mining claim maintenance fees for the unpatented mining claims which comprise the Property. If the parties form the Joint Venture, Hycroft and Hycroft Lewis shall continue to maintain the Property in accordance with this Section, however, the Joint Venture shall reimburse Hycroft and Hycroft Lewis for the costs of maintenance of the Property, including payment of the Federal annual mining claim maintenance fee for the unpatented mining claims which comprise the Property, a proportionate share of the payments which Hycroft and Hycroft Lewis are obligated to pay under the Underlying Agreements for the patented mining claims which comprise the Property, and any other costs which Hycroft and Hycroft Lewis reasonably incur to hold or maintain the Property.

10.   Communications With Owner and Inspection.    PSI and Owner shall meet at regular intervals as requested by Owner (not less frequently than annually) in order for PSI to report to Owner on the status and progress of the Development Work and PSI's plans for future operations on the Property. PSI shall quarterly provide Owner with copies of all exploration plans and progress reports concerning Development Work and engineering or other studies and reports developed by PSI or its agents and consultants concerning the Property, provided, however, that PSI shall have no obligation to deliver to Owner PSI's confidential or proprietary business, financial or investment plans or reports not directly relating to the Development Work. PSI shall communicate to Owner any extraordinary results obtained from operations upon receipt of the results and shall prepare and deliver to Owner reports on operations that have been conducted, but that have not previously been reported upon promptly after being requested to do so by Owner.

11.   Payment of Taxes.    PSI shall pay all taxes assessed against any personal property which it may place on the Property. PSI may take such action as it deems proper to obtain a reduction or refund of taxes paid or payable by it. Except as otherwise provided in this Agreement, Hycroft and Hycroft Lewis shall pay all other taxes assessed against the Property, including all taxes assessed or payable at the time of the execution of this Agreement.

12.   Indemnification and Prevention of Liens.    PSI will defend, indemnify and save harmless Owner from and against all damage, loss or liability by reason of injury to person or damage to property which result from PSI's activities on or possession of the Property. PSI's obligations under this Section shall survive termination of this Agreement and PSI's exercise of its option to enter the Mining Venture Agreement

5

in accordance with Section 7. PSI agrees that it will not cause or allow any liens, encumbrances or adverse claims to accrue against the Property, except such as may have been expressly subordinated to this Agreement; and in the event any lien or encumbrance accrues against the Property by any act or neglect of PSI, then Owner, at Owner's option, may pay and discharge the same, and if Owner elects so to do, PSI shall be indebted to Owner for the amount of such payments. PSI may contest the validity of any lien on the Property, and the existence of any such lien shall not be deemed a default under this Agreement unless finally adjudicated to be valid and not discharged by PSI.

        Hycroft and Hycroft Lewis (collectively the "Hycroft Companies") will defend, indemnify and save harmless PSI from and against all damage, loss or liability by reason of injury toperson or damage to property which result from the Hycroft Companies' activities on or possession of the Property. The Hycroft Companies' obligations under this Section shall survive termination of this Agreement and PSI's exercise of its option to enter the Mining Venture Agreement in accordance with Section 7. The Hycroft Companies agree that they will not cause or allow any liens, encumbrances or adverse claims to accrue against the Property, except such as may have been expressly subordinated to this Agreement; and if any lien or encumbrance accrues against the Property by any act or neglect of the Hycroft Companies, then PSI, at PSI's option, may pay and discharge the same, and if PSI elects so to do, the Hycroft Companies shall be indebted to PSI for the amount of such payments. The Hycroft Companies may contest the validity of any lien on the Property, and the existence of any such lien shall not be deemed a default under this Agreement unless finally adjudicated to be valid and not discharged by the Hycroft Companies.

13.   Surrender of Property and Termination by PSI.    PSI may terminate this Agreement at any time. Termination of this Agreement shall be effective on PSI's delivery of notice to Owner, unless PSI's termination notice recites a later date. If PSI terminates this Agreement, except by its election to enter the Joint Venture as provided in Section 7, PSI shall perform the following obligations:

        13.1    PSI shall make all payments and take all other actions necessary to ensure that at the date of such termination and without any action by Owner the Property and the Underlying Agreements shall be in good standing on the date of termination.

        13.2    PSI shall deliver to Owner copies of any and all title, geological, metallurgical, exploration, assay and engineering reports and data pertaining to the Property or related to operations, and splits of mineral samples and drill cores, which have not been previously deliveredto Owner.

        13.3    PSI shall, at PST's sole expense, perform or secure the performance of all reclamation and remediation relating to PSI's operations on the Property during the term of this Agreement, as may be required by all applicable laws and regulations.

        13.4    On PS1's receipt of Owner's request, PSI shall remove all of its materials, supplies and equipment from the Property; provided, however, that Owner may retain or, at PSI's cost, dispose of any such materials, supplies or equipment not removed from the Property within thirty (30) days of PSI's receipt of Owner's request.

        13.5    PSI shall perform all obligations ofPSI which expressly survive the termination of this Agreement.

14.   Termination by Owner.    If PSI defaults in any of its obligations, Owner may give PSI written notice and specify the default or defaults. If within thirty (30) days PSI has not cured such default or, with respect to defaults not capable of being cured in thirty (30) days, begun and diligently pursued efforts to cure such default, Owner may tenninate this Agreement by written notice to PSI. If PSI disputes that any default has occurred, the matter shall be determined by litigation in a court of competent jurisdiction, and if the court finds PSI is in default, PSI shall have a reasonable time (which in any case shall not be less than thirty (30) days from receipt of notice of the judgment or order) to cure such default, and if so cured, Owner shall have no right to terminate this Agreement by reason of such default. If PSI has not completed its feasibility testing and feasibility study on or before the first anniversary of the Effective Date, or on or before the second anniversary of the Effective Date if Owner extends the term of this

6

Agreement, Owner shall have the absolute and unconditional right to terminate this Agreement by delivering written notice to PSI.

15.   Effect of Termination.    Except as otherwise provided in this Agreement, in case of termination of this Agreement under its terms or for any cause other than as a consequence of PSI and Owner's execution of the Mining Venture Agreement, PSI shall have no further liability or obligation, except for those which have accrued at the date of termination, those specified in Section 12 concerning indemnification and those specified in Section 13 concerning PSI's surrender rights and obligations.

16.   Change in Ownership of Property.    Changes in the ownership of the Property occurring after execution of this Agreement shall not be binding upon PSI until it receives written notice of such change, together with a copy of the recorded document which reflects such change. No change or division in the ownership of the Property shall operate to enlarge the obligations or diminish the rights of PSI under this Agreement.

17.   Notice.    Any notices required or authorized to be given by this Agreement shall be in written fonn. Any notices required or authorized to be given by this Agreement maybe sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this Section. Any notice required or authorized to be delivered by this Agreement shall be deemed to have been sufficiently delivered or served in written form if: (a) mailed in accordance with this Section; (b) personally delivered to the proper party; or (c) delivered by telex, telegraph, facsimile or other electronic transmission and actually received by such party. Delivery of notice shall be effective on the first business day after the party deposits the notice for mailing or delivers the notice by the other means authorized in this Section, as applicable.

If to Owner:	Vista Gold Corp. 7961 Shaffer Parkway, Suite 5 Littleton, CO 80127
If to PSI:	Pintail (Nevada) Gold Technology LLC 301 Mica Road Golden, CO 80403

18.   Memorandum of Agreement.    Concurrently on execution of this Agreement, Owner and PSI will execute a memorandum of agreement, in a form reasonably acceptable to both parties, covering the Property for purposes of recording.

19.   Assignment.    Subject to the provisions of Section 7.7, PSI may not assign its rights nor delegate its obligations under this Agreement without Owner's prior written consent. Any attempted assignment by PSI in violation of the foregoing sentence will be void and ineffective. Owner may assign its rights under this Agreement.

20.   Currency.    In this Agreement, dollar amounts are expressed in lawful currency of the United States of America.

21.   Relationship of the Parties.

        21.1    Nothing contained in this Agreement shall be deemed to constitute either party the partner of the other, nor, except as otherwise expressly provided, to constitute either party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided. It is the express purpose and intention of the parties that their ownership of the Property and the rights acquired shall be as tenants in common.

        21.2    Without changing the effect of this Section, for U.S. tax purposes, the parties' relationship under this Agreement shall not constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended. The parties' relationship under the Joint Venture Agreement shall

7

constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended. The parties will execute and deliver such forms and instruments as are required under applicable law to effect PSI's election.

        21.3    The parties agree that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

22.   Confidentiality.    The existence and terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the parties and shall not be disclosed by a party to any third party or to the public without the prior written consent of the other party. If a party is required under applicable laws or regulations or the rules of any stock exchange or stock listing association to disclose the existence of this Agreement or any information obtained in connection with the performance of this Agreement, such party shall notify the other party of the disclosure.

23.   Governing Law and Dispute Resolution.    This Agreement, and the performance of the parties, shall be governed by the laws of the State ofNevada. If a dispute arises from this Agreement or the performance or breach of this Agreement, the parties agree to use the following procedures:

        23.1 Mediation.    A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the parties do not meet within ten (10) days following a party's delivery of notice of the dispute or if following the parties' timely meeting the dispute is not resolved, the parties agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association, The parties will jointly appoint a mutually acceptable mediator and, if the parties are unable to agree upon an appointment within ten (10) days from the conclusion of the negotiations, to seek the assistance of the American Arbitration Association for the appointment of a mediator. The parties agree to confer with the mediator within twenty (20) days following the mediator's appointment. If the parties are not successful in resolving the dispute through mediation, the dispute shall be settled by arbitration in accordance with this Section. Either party may initiate the arbitration procedure by delivering a demand for arbitration to the other party.

        23.2 Arbitration.    All disputes arising from or relating from this Agreement, including any dispute concerning the enforcement or construction of this Agreement, shall be decided and determined by arbitration in accordance with Chapter 38 of the Nevada Revised Statutes and, as applicable, the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be arbitrated by the parties as follows:

                23.2.1    Arbitration will be administered by and conducted before a single arbitrator. The arbitrator shall be an independent attorney licensed to practice law or mining engineer who is recognized as having experience and knowledge of mining contract law and mining industry customs and practices. No person having a prior or existing attorney-client, business or family relationship with either of the parties or their principal representatives shall be qualified to act as arbitrator in accordance with this Agreement absent the express prior written consent of all parties to this Agreement. The parties shall negotiate the selection of the single arbitrator, however, if the parties are unable to select an arbitrator willing to arbitrate the disputed issues within ten (10) days after delivery by either party of notice of demand for arbitration, each party shall prepare a list of two (2) individuals acceptable as an arbitrator to such party. The lists of acceptable arbitrators shall be submitted to Executive Director of the Rocky Mountain Mineral Law Foundation who will select the arbitrator by drawing of lots or some other method of random selection.

                23.2.2    The arbitration shall be held in Reno, Nevada.

                23.2.3    Each party shall pay one-half (112) of the arbitrator's costs, expenses and fees for services.

                23.2.4    The Arbitrator's decision shall be rendered within fifteen (15) days following the last date of hearings before the Arbitrator. The Arbitrator's award shall be subject to confirmation in the Second Judicial District Court in accordance with Chapter 38 of the Nevada Revised Statutes. The Arbitrator's award shall be drafted in a manner such that it shall constitute an amendment ofthis Agreement and shall provide instructions to the parties for perfoiinance of this Agreement as amended. Each party shall have thirty (30) days after receipt of the Arbitrator's award to commence performance of its obligations under the award. The parties acknowledge

8

that the Arbitrator's authority and power to enter an award or to fashion remedies relating to the parties' contractual agreements shall be limited to traditional contractual remedies contemplated under this Agreement.

                23.2.5    The Nevada Revised Statutes governing evidence and witnesses shall apply to the arbitration. Either party may invoke the exclusionary rule during any arbitration bearing.

                23.2.6    The parties shall be allowed to conduct discovery in accordance with the Nevada Rules of Civil Procedure, except that: (a) no more than forty (40) written requests for admissions maybe submitted by a party; (b) no more than forty (40) written interrogatories (and each substantive subpart of each interrogatory shall constitute an additional interrogatory) may be submitted by each party; (c) no more than four (4) witness depositions may be taken, except expert witnesses; (d) each party may depose all expert witnesses identified by the other party; (e) on or before thirty (30) days after selection of the Arbitrator, each party shall deliver to the other party a written list of the names, addresses and telephone numbers of each witness having any knowledge relating to the arbitrable issues and each expert witness the party intends to call as a witness during the arbitration hearing; (f) not less than forty five (45) days before the first hearing date, each party shall deliver to the other copies of each and every document which such party intends to introduce as evidence during the arbitration hearing; and (g) testimony of any witness not timely identified and disclosed by a party and any document not timely produced by a party on objection of the other party shall not be admissible during the arbitration, except on a clear showing of a reasonable basis or explanation for the failure to identify the witness or produce the document, as the case may be, and then only on the condition that the opposing party shall have ample opportunity to conduct additional discovery concerning the testimony of the identified witness or the document not previously produced.

                23.2.7    On or before thirty (30) days before the first hearing date, counsel for each party shall meet and deliver to counsel for the other party: (a) such party's prehearing statement which shall be in substantially the same form as a pretrial order as prescribed in Rule 190 of the United States District Court Local Rules; and (b) proposed findings of fact, conclusions of law and award of arbitrator.

                23.2.8    The parties shall file post-hearing briefs if requested to do so by the Arbitrator.

9

        Executed effective the Effective Date.

Vista Gold Corp.
By	/s/ MICHAEL B. RICHINGS Michael B. Richings, President
Hycroft Resources & Development, Inc.
By	/s/ MICHAEL B. RICHINGS Michael B. Richings, President
Hycroft Lewis Mine Inc.
By	/s/ MICHAEL B. RICHINGS Michael B. Richings, President
Pintail (Nevada) Gold Technology LLC
By	/s/ LESLIE THOMPSON Leslie Thompson, President

10

Exhibit A

Option to Enter Joint Venture Agreement
Description of Property Humboldt and Pershing Counties, Nevada

A.
Patented and Unpatented Mining Claims.

  See attached list and map.

B.
Underlying Agreements. The foregoing mining claims are subject to one or more of the following instruments.

1.
Mining Lease between F.W. Lewis, Inc. and Hycrofi Lewis Mine, Inc. dated January 1, 1983, as amended.

2.
Deed of Patented Mining Claims With Reservation of Net proceeds Royalty and sulphur Minerals Rights dated January 1, 1996.

3.
Deed of unpatented Mining Claims With Reservation of Net proceeds Royalty and sulphur Minerals Rights dated January 1, 1996.

11

Schedule A Hycroft Claims

Claim Name	NMC Number	Owner	County
AIRSTRIP # 1	88292	Crofoot	Humboldt
AIRSTRIP # 2	88293	Crofoot	Humboldt
AIRSTRIP # 3	88294	Crofoot	Humboldt
AIRSTRIP # 4	88295	Crofoot	Humboldt
AIRSTRIP # 5	88296	Crofoot	Humboldt
AIRSTRIP FRAC	88297	Crofoot	Humboldt
CKC # 1	88348	Crofoot	Humboldt
CKC # 2	88349	Crofoot	Humboldt
CKC # 3	88350	Crofoot	Humboldt
CKC # 4	88351	Crofoot	Humboldt
CKC # 5	88352	Crofoot	Humboldt
CKC # 6	88353	Crofoot	Humboldt
CKC # 7	88354	Crofoot	Humboldt
CKC # 8	88355	Crofoot	Pershing
CKC # 9	88356	Crofoot	Pershing
TRIPLE L # 1	127534	Lewis	Humboldt
TRIPLE L # 2	127535	Lewis	Humboldt
TRIPLE L # 3	127536	Lewis	Humboldt
TRIPLE L # 4	127537	Lewis	Humboldt
TRIPLE L # 5	127538	Lewis	Humboldt
RFG # 104	141664	Crofoot	Humboldt
RFG # 105	141665	Crofoot	Humboldt
RFG # 106	141666	Crofoot	Humboldt
RFG # 107	141667	Crofoot	Pershing
RFG # 108	141668	Crofoot	Humboldt
RFG # 109	141669	Crofoot	Pershing
RFG # 110	141670	Crofoot	Humboldt
RFG # 111	141671	Crofoot	Pershing
REG # 112	141672	Crofoot	Humboldt
RFG # 113	141673	Crofoot	Pershing
RFG # 114	141674	Crofoot	Pershing
RFG # 115	141675	Crofoot	Pershing
RFG # 116	141676	Crofoot	Pershing
RFG 117	141677	Crofoot	Pershing
RFG # 118	141678	Crofoot	Pershing
RFG # 119	141679	Crofoot	Pershing
RFG # 120	141680	Lewis	Pershing
RFG # 121	141681	Lewis	Pershing
RFG # 122	141682	Lewis	Pershing
RFG # 123	141683	Lewis	Pershing
RFG # 124	141684	Lewis	Pershing
RFG # 125	141685	Lewis	Pershing
RFG # 127	141686	Lewis	Pershing
RFG # 129	141687	Lewis	Pershing
RFG # 131	141688	Lewis	Pershing
RFG # 132	141689	Lewis	Pershing
RFG # 133	141690	Lewis	Pershing
RFG # 134	141691	Lewis	Pershing
RFG # 135	141692	Lewis	Pershing

1

Claim Name	NMC Number	Owner	County
RFG # 136	141693	Crofoot	Humboldt
RFG # 137	141694	Lewis	Pershing
RFG # 138	141695	Crofoot	Humboldt
RFG # 139	141696	Lewis	Pershing
RFG # 140	141697	Crofoot	Humboldt
RFG # 141	141698	Lewis	Pershing
RFG # 142	141699	Crofoot	Pershing
RFG # 143	141700	Lewis	Pershing
RFG # 144	141701	Crofoot	Pershing
RFG # 145	141702	Lewis	Pershing
RFG # 146	141703	Crofoot	Pershing
RFG # 147	141704	Lewis	Pershing
RFG # 148	141705	Lewis	Pershing
RFG # 149	141706	Lewis	Pershing
RFG # 150	141707	Lewis	Pershing
RFG # 151	141708	Lewis	Pershing
RFG # 152	141709	Lewis	Pershing
RFG # 153	141710	Lewis	Pershing
RFG # 154	141711	Lewis	Pershing
RFG # 155	141712	Lewis	Pershing
RFG # 156	141713	Lewis	Pershing
RFG # 157	141714	Lewis	Pershing
RFG # 158	141715	Lewis	Pershing
RFG # 159	141716	Lewis	Pershing
RFG # 160	141717	Lewis	Pershing
RFG # 161	141718	Lewis	Pershing
RFG # 162	141719	Lewis	Pershing
RFG # 163	141720	Lewis	Pershing
RFG # 164	141721	Lewis	Pershing
RFG # 165	141722	Lewis	Pershing
RFG # 166	141723	Lewis	Pershing
RFG # 167	141724	Lewis	Pershing
RFG # 200A	141725	Lewis	Pershing
RFG # 201A	141726	Lewis	Pershing
RFG # 202A	141727	Lewis	Pershing
RFG # 203A	141728	Lewis	Pershing
RFG # 204A	141729	Lewis	Pershing
RFG # 205A	141730	Lewis	Pershing
RFG # 206A	141731	Lewis	Pershing
RFG # 207A	141732	Lewis	Pershing
RFG # 208A	141733	Lewis	Pershing
RFG # 209A	141734	Lewis	Pershing
RFG # 210A	141735	Lewis	Pershing
RFG # 211A	141736	Lewis	Pershing
RFG # 212A	141737	Lewis	Pershing
RFG # 213A	141738	Lewis	Pershing
RFG # 214A	141739	Lewis	Pershing
RFG # 215A	141740	Lewis	Pershing
RFG # 216A	141741	Lewis	Pershing
RFG # 217A	141742	Lewis	Pershing
RFG # 218A	141743	Lewis	Pershing
RFG # 219A	141744	Lewis	Pershing
RFG # 220A	141745	Lewis	Pershing

2

Claim Name	NMC Number	Owner	County
RFG # 221A	141746	Lewis	Pershing
RFG # 222A	141747	Lewis	Pershing
RFG # 223A	141748	Lewis	Pershing
RFG # 224A	141749	Lewis	Pershing
RFG # 225A	141750	Lewis	Pershing
RFG # 226A	141751	Lewis	Pershing
RFG # 227A	141752	Lewis	Pershing
RFG # 228	141753	Lewis	Pershing
RFG # 228A	141754	Lewis	Pershing
RFG # 229	141755	Lewis	Pershing
RFG # 229A	141756	Lewis	Pershing
RFG # 230	141757	Lewis	Pershing
RFG # 230A	141758	Lewis	Pershing
RFG # 231	141759	Lewis	Pershing
RFG # 231A	141760	Lewis	Pershing
RFG # 232A	141761	Lewis	Pershing
RFG # 233	141762	Lewis	Pershing
RFG # 233A	141763	Lewis	Pershing
RFG # 234	141764	Lewis	Pershing
RFG # 234A	141765	Lewis	Pershing
RFG # 235	141766	Lewis	Pershing
RFG # 235A	141767	Lewis	Pershing
RFG # 236	141768	Lewis	Pershing
RFG # 236A	141769	Lewis	Pershing
RFG # 237	141770	Lewis	Pershing
RFG # 237A	141771	Lewis	Pershing
RFG # 238A	141772	Lewis	Pershing
RFG # 239A	141773	Lewis	Pershing
RFG # 240A	141774	Lewis	Pershing
RFG # 241A	141775	Lewis	Pershing
RFG # 250	141776	Lewis	Pershing
RFG # 251	141777	Lewis	Pershing
RFG # 252	141778	Lewis	Pershing
RFG # 253	141779	Lewis	Pershing
RFG # 254	141780	Lewis	Pershing
RFG # 255	141781	Lewis	Pershing
RFG # 256	141782	Crofoot	Humboldt
RFG # 257	141783	Lewis	Pershing
RFG # 259	141784	Lewis	Pershing
RFG # 261	141785	Lewis	Pershing
RFG # 263	141786	Lewis	Pershing
RFG # 1	143252	Lewis	Humboldt
RFG # 2	143253	Lewis	Humboldt
RFG # 3	143254	Lewis	Humboldt
RFG # 4	143255	Lewis	Humboldt
RFG # 5	143256	Lewis	Humboldt
RFG # 6	143257	Lewis	Humboldt
RFG # 7	143258	Lewis	Humboldt
RFG # 8	143259	Lewis	Humboldt
RFG # 9	143260	Lewis	Humboldt
RFG # 10	143261	Lewis	Humboldt
RFG # 11	143262	Lewis	Humboldt
RFG # 12	143263	Lewis	Humboldt

3

Claim Name	NMC Number	Owner	County
RFG # 13	143264	Lewis	Humboldt
RFG # 14	143265	Lewis	Humboldt
RFG #15	143266	Lewis	Humboldt
RFG # 16	143267	Lewis	Humboldt
RFG # 17	143268	Lewis	Humboldt
RFG # 18	143269	Lewis	Humboldt
RFG # 19	143270	Lewis	Humboldt
RFG # 20	143271	Lewis	Humboldt
RFG # 21	143272	Lewis	Humboldt
RFG # 22	143273	Lewis	Humboldt
RFG # 23	143274	Lewis	Humboldt
RFG # 24	143275	Lewis	Humboldt
RFG # 25	143276	Lewis	Humboldt
RFG # 26	143277	Lewis	Humboldt
RFG # 27	143278	Lewis	Humboldt
RFG # 28	143279	Lewis	Humboldt
RFG # 29	143280	Lewis	Humboldt
RFG # 30	143281	Lewis	Humboldt
RFG # 31	143282	Lewis	Humboldt
RFG # 32	143283	Lewis	Humboldt
RFG # 34	143285	Lewis	Humboldt
RFG # 36	143287	Lewis	Humboldt
RFG # 40	143291	Lewis	Humboldt
RFG # 41	143292	Lewis	Humboldt
RFG # 55	143306	Lewis	Humboldt
RFG # 56	143307	Lewis	Humboldt
RFG # 69	143320	Lewis	Humboldt
RFG # 70	143321	Lewis	Humboldt
RFG # 168	143347	Lewis	Humboldt
RFG # 169	143348	Lewis	Humboldt
RFG # 170	143349	Lewis	Humboldt
RFG # 171	143350	Lewis	Humboldt
RFG # 172	143351	Lewis	Humboldt
RFG # 173	143352	Lewis	Humboldt
RFG # 174	143353	Lewis	Humboldt
RFG # 175	143354	Lewis	Humboldt
RFG # 176	143355	Lewis	Humboldt
RFG # 177	143356	Lewis	Humboldt
RFG # 178	143357	Lewis	Humboldt
RFG # 179	143358	Lewis	Humboldt
RFG # 180	143359	Lewis	Humboldt
RFG # 181	143360	Lewis	Humboldt
RFG # 182	143361	Lewis	Humboldt
RFG # 183	143362	Lewis	Humboldt
RFG # 184	143363	Lewis	Humboldt
RFG # 185	143364	Lewis	Humboldt
RFG # 186	143365	Lewis	Humboldt
RFG # 187	143366	Lewis	Humboldt
RFG # 188	143367	Lewis	Humboldt
RFG # 189	143368	Lewis	Humboldt
RFG # 190	143369	Lewis	Humboldt
RFG # 191	143370	Lewis	Humboldt
RFG # 192	143371	Lewis	Humboldt

4

Claim Name	NMC Number	Owner	County
RFG # 193	143372	Lewis	Humboldt
RFG # 194	143373	Lewis	Humboldt
RFG # 195	143374	Lewis	Humboldt
RFG # 196	143375	Lewis	Humboldt
RFG # 197	143376	Lewis	Humboldt
RFG # 198	143377	Lewis	Humboldt
RFG # 199	143378	Lewis	Humboldt
RFG # 200	143379	Lewis	Humboldt
RFG # 201	143380	Lewis	Humboldt
RFG # 202	143381	Lewis	Humboldt
RFG # 203	143382	Lewis	Humboldt
RFG # 204	143383	Lewis	Humboldt
RFG # 205	143384	Lewis	Humboldt
RFG # 206	143385	Lewis	Humboldt
RFG # 207	143386	Lewis	Humboldt
RFG # 208	143387	Lewis	Humboldt
RFG # 209	143388	Lewis	Humboldt
RFG # 210	143389	Lewis	Humboldt
RFG # 211	143390	Lewis	Humboldt
RFG # 212	143391	Lewis	Humboldt
RFG # 213	143392	Lewis	Humboldt
RFG # 214	143393	Lewis	Humboldt
RFG # 215	143394	Lewis	Humboldt
RFG # 216	143395	Lewis	Humboldt
RFG # 217	143396	Lewis	Humboldt
RFG # 218	143397	Lewis	Humboldt
RFG # 219	143398	Lewis	Humboldt
RFG # 220	143399	Lewis	Humboldt
RFG # 221	143400	Lewis	Humboldt
RFG # 222	143401	Lewis	Humboldt
RFG # 223	143402	Lewis	Humboldt
RFG # 224	143403	Lewis	Humboldt
RFG # 225	143404	Lewis	Humboldt
RFG # 226	143405	Lewis	Humboldt
RFG # 227	143406	Lewis	Humboldt
RFG # 239	143407	Lewis	Humboldt
RFG # 240	143408	Lewis	Humboldt
RFG # 241	143409	Lewis	Humboldt
RFG # 242	143410	Lewis	Humboldt
RFG # 243	143411	Lewis	Humboldt
RFG # 244	143412	Lewis	Humboldt
RFG # 245	143413	Lewis	Humboldt
RFG # 246	143414	Lewis	Humboldt
RFG # 247	143415	Lewis	Humboldt
RFG # 248	143416	Lewis	Humboldt
RFG # 264	143417	Lewis	Humboldt
RFG # 265	143418	Lewis	Humboldt
RFG # 266	143419	Lewis	Humboldt
RFG # 267	143420	Lewis	Humboldt
RFG # 268	143421	Lewis	Humboldt
RFG # 269	143422	Lewis	Humboldt
RFG # 270	143423	Lewis	Humboldt
RFG # 271	143424	Lewis	Humboldt

5

Claim Name	NMC Number	Owner	County
RFG # 286	143425	Crofoot	Humboldt
RFG # 287	143426	Crofoot	Humboldt
RFG # 289	143428	Crofoot	Humboldt
RFG # 291	143430	Crofoot	Humboldt
RFG # 293	143432	Crofoot	Humboldt
RFG # 295	143434	Crofoot	Humboldt
RFG # 297	143436	Crofoot	Humboldt
RFG # 299	143438	Crofoot	Humboldt
RFG # 301	143440	Crofoot	Humboldt
RFG # 303	143442	Crofoot	Humboldt
RFG # 305	143444	Lewis	Humboldt
RFG # 306	143445	Lewis	Humboldt
RFG # 307	143446	Lewis	Humboldt
RFG # 328	143453	Lewis	Humboldt
RFG # 330	143455	Lewis	Humboldt
RFG # 332	143457	Lewis	Humboldt
RFG # 334	143459	Lewis	Humboldt
RFG # 336	143461	Lewis	Humboldt
RFG # 338	143463	Lewis	Humboldt
RFG # 340	143465	Lewis	Humboldt
RFG # 342	143467	Lewis	Humboldt
RFG # 358	143469	Lewis	Humboldt
RFG # 359	143470	Lewis	Humboldt
RFG # 360	143471	Lewis	Humboldt
RFG # 361	143472	Lewis	Humboldt
RFG # 362	143473	Lewis	Humboldt
RFG # 363	143474	Lewis	Humboldt
RFG # 364	143475	Lewis	Humboldt
RFG # 365	143476	Lewis	Humboldt
RFG # 366	143477	Lewis	Humboldt
RFG # 367	143478	Lewis	Humboldt
RFG # 368	143479	Lewis	Humboldt
RFG # 102	143481	Crofoot	Humboldt
RFG # 126	143482	Crofoot	Humboldt
RFG # 128	143483	Crofoot	Humboldt
RFG # 130	143484	Lewis	Humboldt
RFG # 258	143485	Crofoot	Humboldt
RFG # 260	143486	Crofoot	Humboldt
RFG # 262	143487	Lewis	Humboldt
RFG # 0BF	143488	Lewis	Humboldt
RFG # 1 FS	143489	Lewis	Humboldt
RFG # 12A	143490	Lewis	Humboldt
RFG # 13A	143491	Lewis	Humboldt
RFG # 22A	143492	Lewis	Humboldt
RFG # 29A	143493	Lewis	Humboldt
RFG # 29B	143494	Lewis	Humboldt
RFG # 30A	143495	Lewis	Humboldt
RFG # 36A	143496	Lewis	Humboldt
RFG # 36B	143497	Lewis	Humboldt
RFG # 94A	143503	Crofoot	Humboldt
RFG # 201A	143504	Lewis	Humboldt
RFG # 215B	143505	Lewis	Humboldt
RFG # 217B	143506	Lewis	Humboldt

6

Claim Name	NMC Number	Owner	County
RFG # 218A	143507	Lewis	Humboldt
RFG # 218B	143508	Lewis	Humboldt
RFG # 2198	143509	Lewis	Humboldt
RFG # 238F	143510	Lewis	Humboldt
RFG # 239A	143511	Lewis	Humboldt
RFG # 362A	143512	Lewis	Humboldt
RFG # 364	143513	Lewis	Humboldt
RFG # 366A	143514	Lewis	Humboldt
RFG # 368A	143515	Lewis	Humboldt
RFG # 241A	143596	Lewis	Humboldt
RFG # 240	143597	Lewis	Humboldt
RFG # 239	143598	Lewis	Humboldt
RFG # 400	175062	Lewis	Humboldt
RFG # 401	175063	Lewis	Humboldt
RFG # 402	175064	Lewis	Humboldt
RFG # 403	175065	Lewis	Humboldt
RFG # 404	175066	Lewis	Humboldt
RFG # 405	175067	Lewis	Humboldt
RFG # 406	175068	Lewis	Humboldt
RFG # 407	175069	Lewis	Humboldt
RFG # 408	175070	Lewis	Humboldt
RFG # 409	175071	Lewis	Humboldt
RFG # 410	175072	Lewis	Humboldt
RFG # 411	175073	Lewis	Humboldt
RFG # 412	175074	Lewis	Humboldt
RFG # 413	175075	Lewis	Humboldt
RFG # 414	175076	Lewis	Humboldt
RFG # 415	175077	Lewis	Humboldt
RFG # 416	175078	Lewis	Humboldt
RFG # 417	175079	Lewis	Humboldt
RFG # 418	175080	Lewis	Humboldt
RFG # 419	175081	Lewis	Humboldt
RFG # 420	175082	Lewis	Humboldt
RFG # 421	175083	Lewis	Humboldt
RFG # 422	175084	Lewis	Humboldt
RFG # 423	175085	Lewis	Humboldt
RFG # 424	175086	Lewis	Humboldt
RFG # 425	175087	Lewis	Humboldt
RFG # 426	175088	Lewis	Humboldt
RFG # 427	175089	Lewis	Humboldt
PACIFIC	181010	Lewis	Humboldt
SULPHATE	181011	Lewis	Humboldt
ALUNITE	181012	Lewis	Humboldt
ALUNITE # 2	181013	Lewis	Humboldt
DIA # 1	284248	Lewis	Humboldt
DIA # 2	284249	Lewis	Humboldt
DIA # 3	284250	Lewis	Humboldt
DIA # 4	284251	Lewis	Humboldt
DIA # 5	284252	Lewis	Humboldt
RFG # 328X	307553	Lewis	Humboldt
RFG # 39	436884	Lewis	Humboldt
RFG # 72	436912	Lewis	Humboldt
CKC # 12	444109	Crofoot	Humboldt

7

Claim Name	NMC Number	Owner	County
CKC # 15	444112	Crofoot	Humboldt
BLACKROCK # 2	545996	Crofoot	Humboldt
MAYO	545997	Crofoot	Humboldt
ANITA	545998	Crofoot	Humboldt
ASHLODE	545999	Crofoot	Humboldt
ALBERT	546000	Crofoot	Humboldt
CKC # 10	546001	Crofoot	Humboldt
CKC # 11	546002	Crofoot	Humboldt
CKC # 13	546003	Crofoot	Humboldt
CKC # 14	546004	Crofoot	Humboldt
RFG # 33	546005	Crofoot	Humboldt
RFG # 35	546006	Crofoot	Humboldt
RFG # 37	546007	Crofoot	Humboldt
RFG # 38	546008	Crofoot	Humboldt
RFG # 39A	546009	Crofoot	Humboldt
RFG # 42	546010	Crofoot	Humboldt
RFG # 43	546011	Crofoot	Humboldt
RFG # 44	546012	Crofoot	Humboldt
RFG # 45	546013	Crofoot	Humboldt
RFG # 46	546014	Crofoot	Humboldt
RFG # 47	546015	Crofoot	Humboldt
RFG # 48	546016	Crofoot	Humboldt
RFG # 49	546017	Crofoot	Humboldt
RFG # 50	546018	Crofoot	Humboldt
RFG # 51	546019	Crofoot	Humboldt
RFG # 52	546020	Crofoot	Humboldt
RFG # 52A	546021	Crofoot	Humboldt
RFG # 53	546022	Crofoot	Humboldt
RFG # 54	546023	Crofoot	Humboldt
RFG # 57	546024	Crofoot	Humboldt
RFG # 58	546025	Crofoot	Humboldt
RFG # 59	546026	Crofoot	Humboldt
RFG # 60	546027	Crofoot	Humboldt
RFG # 61	546028	Crofoot	Humboldt
RFG # 62	546029	Crofoot	Humboldt
RFG # 63	546030	Crofoot	Humboldt
RFG # 64	546031	Crofoot	Humboldt
RFG # 65	546032	Crofoot	Humboldt
RFG # 66	546033	Crofoot	Humboldt
RFG # 67	546034	Crofoot	Humboldt
RFG # 67A	546035	Crofoot	Humboldt
RFG # 68	546036	Crofoot	Humboldt
RFG # 68A	546037	Crofoot	Humboldt
RFG # 71	546038	Crofoot	Humboldt
RFG # 73	546039	Crofoot	Humboldt
RFG # 74	546040	Crofoot	Humboldt
RFG # 75	546041	Crofoot	Humboldt
RFG # 76	546042	Crofoot	Humboldt
RFG # 77	546043	Crofoot	Humboldt
RFG # 78	546044	Crofoot	Humboldt
RFG # 79	546045	Crofoot	Humboldt
RFG # 80	546046	Crofoot	Humboldt
RFG # 81	546047	Crofoot	Humboldt

8

Claim Name	NMC Number	Owner	County
RFG # 81A	546048	Crofoot	Humboldt
RFG # 82	546049	Crofoot	Humboldt
RFG # 83	546050	Crofoot	Humboldt
RFG # 84	546051	Crofoot	Humboldt
RFG # 85	546052	Crofoot	Humboldt
RFG # 86	546053	Crofoot	Humboldt
RFG # 87	546054	Crofoot	Humboldt
RFG # 88	546055	Crofoot	Humboldt
RFG # 89	546056	Crofoot	Humboldt
RFG # 90	546057	Crofoot	Humboldt
RFG # 91	546058	Crofoot	Humboldt
RFG # 92	546059	Crofoot	Humboldt
RFG # 93	546060	Crofoot	Humboldt
RFG # 94	546061	Crofoot	Humboldt
RFG # 95	546062	Crofoot	Humboldt
RFG # 97	546063	Crofoot	Humboldt
RFG # 99	546064	Crofoot	Humboldt
RFG # 101	546065	Crofoot	Humboldt
RFG # 103	546066	Crofoot	Humboldt
RFG # 288	546067	Crofoot	Humboldt
RFG # 290	546068	Crofoot	Humboldt
RFG # 292	546069	Crofoot	Humboldt
RFG # 294	546070	Crofoot	Humboldt
RFG # 296	546071	Crofoot	Humboldt
RFG # 298	546072	Crofoot	Humboldt
RFG # 300	546073	Crofoot	Humboldt
RFG # 302	546074	Crofoot	Humboldt
RFG # 304	546075	Crofoot	Humboldt
RFG # 322	546076	Crofoot	Humboldt
RFG # 323	546077	Crofoot	Humboldt
RFG # 324	546078	Crofoot	Humboldt
RFG # 325	546079	Crofoot	Humboldt
RFG # 326	546080	Crofoot	Humboldt
RFG # 327	546081	Crofoot	Humboldt
RFG # 329	546082	Crofoot	Humboldt
RFG # 331	546083	Crofoot	Humboldt
RFG # 333	546084	Crofoot	Humboldt
RFG # 335	546085	Crofoot	Humboldt
RFG # 337	546086	Crofoot	Humboldt
RFG # 339	546087	Crofoot	Humboldt
RFG # 341	546088	Crofoot	Humboldt
RFG # 343	546089	Crofoot	Humboldt
WRC-1	714252	Lewis	Pershing
WRC-2	714253	Lewis	Pershing
WRC-3	714254	Lewis	Pershing
WRC-4	714255	Lewis	Pershing
WRC-5	714256	Lewis	Pershing
WRC-6	714257	Lewis	Pershing
WRC-7	714258	Lewis	Pershing
WRC-8	714259	Lewis	Pershing
WRC-9	714260	Lewis	Pershing
WRC-10	714261	Lewis	Pershing
WRC-11	714262	Lewis	Pershing

9

Claim Name	NMC Number	Owner	County
WRC-12	714263	Lewis	Pershing
WRC-13	714264	Lewis	Pershing
WRC-14	714265	Lewis	Pershing
WRC-15	714266	Lewis	Pershing
WRC-16	714267	Lewis	Pershing
WRC-17	714268	Lewis	Pershing
WRC-18	714269	Lewis	Pershing
WRC-19	714270	Lewis	Pershing
WRC-20	714271	Lewis	Pershing
WRC-21	714272	Lewis	Pershing
WRC-22	714273	Lewis	Pershing
WRC-23	714274	Lewis	Pershing
WRC-24	714275	Lewis	Pershing
WRC-25	714276	Lewis	Pershing
WRC-26	714277	Lewis	Pershing
WRC-27	714278	Lewis	Pershing
WRC-28	714279	Lewis	Pershing
WRC-29	714280	Lewis	Pershing
WRC-30	714281	Lewis	Pershing
WRC-31	714282	Lewis	Pershing
WRC-32	714283	Lewis	Pershing
WRC-33	714284	Lewis	Pershing
WRC-34	714285	Lewis	Pershing
WRC-35	714286	Lewis	Pershing
WRC-36	714287	Lewis	Pershing
WRC-37	714288	Lewis	Pershing
WRC-38	714289	Lewis	Pershing
WRC-39	714290	Lewis	Pershing
WRC-40	714291	Lewis	Pershing
WRC-41	714292	Lewis	Pershing
WRC-42	714293	Lewis	Pershing
WRC-43	714294	Lewis	Pershing
WRC-44	714295	Lewis	Pershing
WRC-45	714296	Lewis	Pershing
WRC-46	714297	Lewis	Pershing
WRC-47	714298	Lewis	Pershing
WRC-48	714299	Lewis	Pershing
WRC-49	714300	Lewis	Pershing
WRC-50	714301	Lewis	Pershing
WRC-51	714302	Lewis	Pershing
WRC-52	714303	Lewis	Pershing
WRC-53	714304	Lewis	Pershing
WRC-54	714305	Lewis	Pershing
WRC-55	714306	Lewis	Pershing
WRC-56	714307	Lewis	Pershing
WRC-57	714308	Lewis	Pershing
WRC-58	714309	Lewis	Pershing
WRC-60	714311	Lewis	Pershing
WRC-82	714313	Lewis	Pershing
WRC-84	714315	Lewis	Pershing
WRC-87	714317	Lewis	Pershing
WRC-88	714318	Lewis	Pershing
WRC-89	714319	Lewis	Pershing

10

Claim Name	NMC Number	Owner	County
WRC-90	714320	Lewis	Pershing
WRC-91	714321	Lewis	Pershing
WKM-1	780688	Lewis	Humboldt
WKM-2	780689	Lewis	Humboldt
WKM-3	780690	Lewis	Humboldt
WKM-4	780691	Lewis	Humboldt
WKM-5	780692	Lewis	Humboldt
WKM-6	780693	Lewis	Humboldt
WKM-7	780694	Lewis	Humboldt
WKM-8	780695	Lewis	Humboldt
WKM-9	780696	Lewis	Humboldt
WKM-10	780697	Lewis	Humboldt
WKM-11	780698	Lewis	Humboldt
WKM-12	780699	Lewis	Humboldt
WKM-13	780700	Lewis	Humboldt
WKM-14	780701	Lewis	Humboldt
WKM-15	780702	Lewis	Humboldt
WKM-16	780703	Lewis	Humboldt
WKM-17	780704	Lewis	Humboldt
WKM-18	780705	Lewis	Humboldt
WKM-19	780706	Lewis	Humboldt
WKM-20	780707	Lewis	Humboldt
WKM-21	780708	Lewis	Humboldt
WKM-22	780709	Lewis	Humboldt
WKM-23	780710	Lewis	Humboldt
WKM-24	780711	Lewis	Humboldt
WKM-25	780712	Lewis	Humboldt
WKM-26	780713	Lewis	Humboldt
WKM-27	780714	Lewis	Humboldt
WKM-28	780715	Lewis	Humboldt
WKM-29	780716	Lewis	Humboldt
WKM-30	780717	Lewis	Humboldt
WKM-31	780718	Lewis	Humboldt
WKM-32	780719	Lewis	Humboldt
WKM-33	780720	Lewis	Humboldt
WKM-34	780721	Lewis	Humboldt
WKM-35	780722	Lewis	Humboldt
WKM-36	780723	Lewis	Humboldt
WKM-37	780724	Lewis	Humboldt
WKM-38	780725	Lewis	Humboldt
WKM-39	780726	Lewis	Humboldt
WKM-40	780727	Lewis	Humboldt
WKM-41	780728	Lewis	Humboldt
WKM-42	780729	Lewis	Humboldt
WKM-43	780730	Lewis	Humboldt
WKM-44	780731	Lewis	Humboldt
WKM-45	780732	Lewis	Humboldt
WKM-46	780733	Lewis	Humboldt
WKM-47	780734	Lewis	Humboldt
WKM-48	780735	Lewis	Humboldt
WKM-50	780736	Lewis	Humboldt
WKM-51	780737	Lewis	Humboldt
WKM-52	780738	Lewis	Humboldt

11

Claim Name	NMC Number	Owner	County
WKM-53	780739	Lewis	Humboldt
WKM-54	780740	Lewis	Humboldt
WKM-55	780741	Lewis	Humboldt
WKM-56	780742	Lewis	Humboldt
WKM-57	780743	Lewis	Humboldt
WKM-58	780744	Lewis	Humboldt
WKM-60	780745	Lewis	Humboldt
WKM-62	780746	Lewis	Humboldt
WKM-64	780747	Lewis	Humboldt

12

13

Exhibit B

Exploration and Option to Enter Joint Venture Agreement
HHLP Operating Agreement

See attachment.

14

HHLP Project LLC Operating Agreement

        This HHLP Project LLC Operating Agreement is made among Hycroft Resources & Development, Inc., a Nevada corporation ("Hycroft"), and Hycroft Lewis Mine, Inc., a Nevada corporation ("Hycroft Lewis") (collectively "Owner"), and Pintail (Nevada) Gold Technology LLC, a Nevada limited liability company ("PSI").

Recitals

        A.    Owner and PSI are parties to the Option to Enter Joint Venture Agreement Hycroft Heap Leach Project dated October, 2004 (the "Option Agreement"), concerning certain properties in Humboldt and Pershing Counties, Nevada, which properties are described in Exhibit A and defined in Exhibit D.

        B.    PSI has completed its Development Work obligations under the Option Agreement and has elected to participate with Owner in the exploration, evaluation and, if justified, the development and mining of mineral resources within the Properties.

        C.    Owner and PSI wish to form and operate a limited liability company under the Nevada Limited Liability Company under Chapter 86 of the Nevada Revised Statutes (the "Act"), to own the Properties and conduct the operations contemplated by Recital B.

        Now therefore, in consideration of their covenants and promises, Owner and PSI agree as follows:

1.     Definitions and Cross-references

        1.1    Definitions.    The terms defined in Exhibit D and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

        1.2    Cross References.    References to "Exhibits" and "Sections" refer to Exhibits and Sections of this Agreement.

2.     Name, Purposes and Term

        2.1    Formation.    The parties have organized, or will organize, the Company pursuant to the Act and the provisions of this Agreement as a Nevada limited liability company by the filing of its Articles of Organization (as defined in the Act) in the Office of the Secretary of the State of Nevada effective as of the Effective Date.

        2.2    Name.    The name of the Company is "HHLP Project LLC." The Manager shall accomplish any filings or registrations required by jurisdictions in which the Company conducts its Business.

        2.3    Purposes.    The Company is formed for the following purposes and for no others, and shall serve as the exclusive means by which each of the Members accomplishes such purposes:

                2.3.1    To conduct investigation, research and testing of Products on the Properties.

                2.3.2    To evaluate the possible Development and Mining of the Properties, and, if justified, to engage in Development and Mining,

                2.3.3    To engage in Operations on the Properties,

                2.3.4    To engage in marketing Products,

                2.3.5    To complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

                2.3.6    To perform any other activity necessary, appropriate, or incidental to any of the foregoing.

        2.4    Limitation.    Unless the Members otherwise agree in writing, the Business of the Company shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes.

        2.5    Term.    The teen of the Company shall begin on the Effective Date and shall continue for twenty (20) years from the Effective Date and for so long thereafter as Products are produced from the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, and any required Environmental Compliance is completed and accepted, unless the Company is earlier terminated. Products shall be deemed to be produced from the Properties on a "continuous basis" so long as production in commercial quantities is not halted for more than two (2) consecutive years..

        2.6    Resident Agent; Offices.    The Manager shall select a duly qualified resident agent for the company. The registered office of the Company in the State of Nevada shall be located at Owner's Nevada office or at any other place within the State of Nevada which the Manager shall select. The principal office of the Company shall be at any other location which the Manager shall select.

3.     Contributions by Members.

        3.1    Members' Initial Contributions.

                3.1.1    Owner, as its Initial Contribution, contributes the Assets described in Exhibit A to the capital of the Company. The amount of $500,000.00 shall be credited to Owner's Equity Account on the Effective Date with respect to Owner's Initial Contribution.

                3.1.2    PSI, as its Initial Contribution, contributes all of the Assets described in Exhibit A to the capital of the Company. The amount of $500,000.00 shall be credited to PSI's Equity Account on the Effective Date with respect to Owner's Initial Contribution.

        3.2    Record Title.    Title to the Assets shall be held by the Company subject to the terms of this Agreement.

        3.3    Initial Ownership Interests.    The Members shall have the following Initial Ownership Interests:

Owner	50%
PSI	50%

        3.4    Changes in Ownership Interests.    The Ownership Interests shall be eliminated or changed as follows:

                3.4.1    Upon an election by either Member pursuant to Section 10.5 to contribute less to an adopted Program and Budget than the percentage equal to its Ownership Interest, or to contribute nothing to an adopted Program and Budget;

                3.4.2    In the event of default by either Member in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Member to invoke any of the remedies in Section 11.5;

                3.4.3    Upon Transfer by either Member of part or all of its Ownership Interest in accordance with Section 7; or

                3.4.4    Upon acquisition by either Member of part or all of the Ownership Interest of the other Member, however arising.

        3.5    Admission of New Members.    Except in the event of a transfer permitted pursuant to Section 7, a new member may be admitted only with the unanimous written approval of the Members.

4.     Elimination of Minority Interest.

        4.1    Reduction of Ownership Interest to Less Than Ten Percent.    A Reduced Member whose Recalculated Ownership Interest becomes less than ten percent (10%) shall be deemed to have withdrawn from the Company and shall relinquish its entire Ownership Interest free and clear of any Encumbrances arising by, through or under the Reduced Member, except any such Encumbrances listed in Section 1.1 of Exhibit A or to which the Members have agreed. Such relinquished Ownership Interest shall be deemed to have accrued automatically to the other Member. The Reduced Member's Capital Account shall be transferred to the remaining Member. The Reduced Member shall have the right to receive a production royalty equal to five percent (5%) of the Net Profits. The Reduced Member shall thereafter have no further right, title, or interest in the Assets, in the Company or under this Agreement, and the tax partnership established by Exhibit C shall dissolve pursuant to Section 42 of Exhibit C. In such event, the Reduced Member shall execute and deliver an appropriate conveyance of any right, title and interest the Reduced Member may have in the Assets to the remaining Member.

        4.2    Recalculation of Ownership Interests.    The relinquishment, resignation and entitlements for which this Section provides shall be effective as of the effective date of the recalculation under Sections 10.5 or 11.5. However, if the final adjustment provided under Section 10.6 for any recalculation under Section 10.5 results in a Recalculated Ownership Interest of ten percent (10%) or more: (1) the Recalculated Ownership Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically reverted; (2) the Reduced Member shall be reinstated as a Member, with all of a Member's rights and obligations; (3) the right to the Net Profits royalty under Section 4.1 shall terminate; and (4) the Manager, on behalf of the Members, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Section 10.6.4. Similarly, if such final adjustment under Section 10.6 results in a Recalculated Ownership Interest for either Member of less than ten percent (10%) for a Program Period as to which the provisional calculation under Section 10.5 had not resulted in an Ownership Interest of less than ten percent (10%), then such Member, at its election within thirty (30) days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Recalculated Participating Interest of ten percent (10%). If no such election is made, such Member shall be deemed to have withdrawn under the terms of Section 4.4.1 as of the beginning of such Program Period, and the Manager, on behalf of the Members, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Section 10.6.4, including of any Net Profits to which such Member may be entitled for such Program Period.

        4.3    Documentation of Adjustments to Ownership Interests.    Each Member's Ownership Interest and related Equity Account balance shall be shown in the accounting records of the Company, and any adjustments, including any reduction, readjustment, and restoration of Ownership Interests under Sections 4.2, 10.5, 10.6 and 11.5, shall be made monthly. The Schedule of Members attached hereto shall be amended from time to time to reflect such changes.

5.     Relationship of the Members.

        5.1    Limitation on Authority of Members.    No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member. This Section 5.1 supersedes any authority granted to the Members pursuant to the Act. Any Member that takes any action or binds the Company in violation of this Section 5.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

        5.2    Federal Tax EIections and Allocations.    The Company shall be treated as a partnership for federal income tax purposes, and no Member shall take any action to alter such treatment.

        5.3    State Income Tax.    To the extent permissible under applicable law, the relationship of the Members shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

        5.4    Tax Returns.    After approval of the Management Committee, any tax returns or other required tax forms shall be filed in accordance with Exhibit C.

        5.5    Other Business Opportunities.    Each Member shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with the Company, without consulting with, or obligation to, the other Member or the Company. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to the Business nor to any other activity or operation of any Member. No Member shall have any obligation to the Company or any other Member with respect to any opportunity to acquire any property interest outside the Property at any time. Unless otherwise agreed in writing, neither the Manager nor any Member shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by the Manager or such Member.

        5.6    Waiver of Rights to Partition or Other Division of Assets.    The Members waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

        5.7    Bankruptcy of a Member.    A Member shall cease to have any power as a Member or Manager or any voting rights or rights of approval hereunder upon bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of such Member, and its successor upon the occurrence of any such event shall have only the rights, powers and privileges of a transferee enumerated in Section 7.2, and shall be liable for all obligations of the Member under this Agreement. In no event, however, shall a personal representative or successor become a substitute Member unless the requirements of Section 7.2 are satisfied.

        5.8    Implied Covenants.    There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

        5.9    No Certificate.    The Company shall not issue certificates representing Ownership Interests in the Company.

        5.10    Disposition of Production.    Neither Member shall have any obligation to account to the other Member for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Member with respect to its proportionate share of any Products produced or to be produced from the Properties.

        5.11    Limitation of Liability.    The Members shall not be required to make any contribution to the capital of the Company except as otherwise provided in this Agreement, nor shall the Members in their capacity as Members or Manager be bound by, or liable for, any debt, liability or obligation of the Company whether arising in contract, tort, or otherwise, except as expressly provided by this Agreement. The Members' execution and their performance of their obligations under this Agreement are not, and should not be construed to be, the Members' assumption of the Company's obligations, contractual or otherwise. The Members shall be under no obligation to restore a deficit Capital Account upon the dissolution of the Company or the liquidation of any of their Ownership Interests.

        5.12    Indemnities.    The Company may, and shall have the power to, indemnify and hold harmless any Member or Manager or other person from and against any and all claims and demands whatsoever arising from or related to the Business, the Company or a Member's membership in the Company.

        5.13    No Third Party Beneficiary Rights.    This Agreement shall be construed to benefit the Members and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency.

6.     Representations and Warranties.    As of the Effective Date, each Member warrants and represents to the other that:

        6.1    It is a corporation duly organized and in good standing in its state of incorporation and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

        6.2    It has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions and consents required to authorize it to enter into and perform this Agreement have been properly taken or obtained;

        6.3    It will not breach any other agreement or arrangement by entering into or performing this Agreement;

        6.4    It is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the peiniitting or implementation of Operations under this Agreement; and

        6.5    This Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

7.     Transfer of Interest; Preemptive Right.

        7.1    General.    A Member shall have the right to Transfer to a third party its Ownership Interest, or any beneficial interest therein, solely as provided in this Section 7.

        7.2    Limitations on Free Transferability.    Any Transfer by either Member under Section 7.1 shall be subject to the following limitations:

                7.2.1    Neither Member shall Transfer any beneficial interest in the Company (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Ownership Interest;

                7.2.2    No transferee of all or any part of a Member's Ownership Interest shall have the rights of a Member unless and until the transferring Member has provided to the other Member notice of the Transfer, and, except as provided in Sections 7.2.6 and 7.2.7, the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Member;

                7.2.3    Neither Member, without the consent of the other Member, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;

                7.2.4    No Transfer permitted by this Section shall relieve the transferring Member of any liability of such transferring Member under this Agreement, whether accruing before or after such Transfer;

                7.2.5    Any Member that makes a Transfer that shall cause termination of the tax partnership established by Section 5.2 shall indemnify the other Member for, from and against any and all loss, cost, expense, damage, liability or claim therefore arising from the Transfer, including without limitation any increase in taxes, interest and penalties or decrease in credits caused by such termination and any tax on indemnification proceeds received by the indemnified Member;

                7.2.6    In the event of a Transfer of less than all of an Ownership Interest, the transferring Member and its transferee shall act and be treated as one Member under this Agreement; provided however, that in order for such Transfer to be effective, the transferring Member and its transferee must first:

                        7.2.6.1    Agree, as between themselves, that one of them is authorized to act as the sole agent ("Agent") on their behalf with respect to all matters pertaining to this Agreement and the Company; and

                        7.2.6.2    Notify the other Member of the designation of the Agent, and in such notice warrant and represent to the other Member that:

                                (a)    The Agent has the sole authority to act on behalf of, and to bind, the transferring Member and its transferee with respect to all matters pertaining to this Agreement and the Company;

                                (b)    The other Member may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Member and its transferee; and

                                (c)    All decisions of, notices and other communications from, and failures to respond by, the other Member to the Agent shall be deemed to have been given (or not given) to the transferring Member and its transferee.

The transferring Member and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Member, which notice must conform to Section 7.2.6.2.

                7.2.7    If the Transfer is the grant of an Encumbrance on an Ownership Interest to secure a loan or other indebtedness of either Member in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such Member's financing payment or performance of that Member's obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Member hereunder. Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance ("Chargee") first enters into a written agreement with the other Member in form satisfactory to the other Member, acting reasonably, binding upon the Chargee, to the effect that:

                7.2.7.1    The Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Member's Ownership Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

                7.2.7.2    The Chargee's remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Member's Ownership Interest to the other Member, or, failing such a sale, at a public auction to be held at least thirty (30) days after prior notice to the other Member, such sale to be subject to the purchaser entering into a written agreement with the other Member whereby such purchaser assumes all obligations of the encumbering Member under the terms of this Agreement. The price of any preemptive sale to the other Member shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee's notice to the other Member of its intent to sell the encumbering Member's Ownership Interest. Failure of a sale to the other

Member to close by the end of such period, unless failure is caused by the encumbering Member or by the Chargee, shall permit the Chargee to sell the encumbering Member's Ownership Interest at a public sale; and

                7.2.7.3    The charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Member's Ownership Interest.

        7.3    Preemptive Right.    Any Transfer by either Member under Section 7.1 and any Transfer by an Affiliate in Control of either Member shall be subject to a preemptive right of the other Member to the extent provided in Exhibit H. Failure of a Member's Affiliate to comply with this Section and Exhibit H shall be a breach by such Member of this Agreement.

8.     Management Committee.

        8.1    Organization and Composition.    The Members establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two (2) member(s) appointed by PSI and two (2) member(s) appointed by Owner. Each Member may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a Member. Appointments by a Member shall be made or changed by notice to the other Members. PSI shall designate one of its Members to serve as the chair of the Management Committee.

        8.2    Decisions.    Each Member, acting through its appointed member(s) in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Ownership Interest. Unless otherwise provided in this Agreement, decisions of the Management Committee shall be determined by the vote of a majority of the Ownership Interests. If a majority vote is not reached, the decision of the Management Committee shall be decided by the Manager.

        8.3    Meetings.

                8.3.1    The Management Committee shall hold regular meetings at least quarterly in Denver, Colorado, or at other agreed places. The Manager shall give fifteen (15) days notice to the Members of such meetings. Additionally, either Member may call a special meeting upon seven (7) days notice to the other Member. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member of the Management Committee representing each Member is present; provided, however, that if a Member fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Member is represented by at least one appointed member, and a vote of such Member shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.

                8.3.2    If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Member may call the next meeting upon five (5) days notice to the other Member.

                8.3.3    Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Member calling the meeting in the case of a special meeting, but any matters may be considered if either Member adds the matter to the agenda at least five (5) days before the meeting or with the consent of the other Member. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Member within five (5) days after the meeting. Either Member may electronically record the proceedings of a meeting with the consent of the other Member. The other Member shall sign and return or object to the minutes prepared by the Manager within thirty (30) days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager. The minutes, when signed or deemed accepted by both Members, shall be the official record of the decisions made by the Management Committee. Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a Member timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Members. If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Member's proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a

Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs shall be paid by the Members individually.

        8.4    Action Without Meeting in Person.    In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Section 8.3.3. The Management Committee may also take actions in writing signed by all members of the Management Committee.

        8.5    Matters Requiring Approval.    Except as provided in Section 3.1.3 and as otherwise delegated to the Manager in Section 9.2, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.

9.     Manager.

        9.1    Appointment.    The Members will appoint a Manager with overall management responsibility for Operations. The Manager will serve until it resigns as provided in Section 9.4.

        9.2    Powers and Duties of Manager.    Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets.

                9.2.1    The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Section 10.

                9.2.2    The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

                9.2.3    The Manager shall use reasonable efforts to: (1) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (2) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (3) keep the Assets free and clear of all Encumbrances, except any such Encumbrances listed in Section 1.1 of Exhibit A and those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee.

                9.2.4    The Manager shall conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.

                9.2.5    The Manager shall: (1) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (2) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Member's sales revenue or net income and taxes, including production taxes, attributable to a Member's share of Products, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (3) do all other acts reasonably necessary to maintain the Assets.

                9.2.6    The Manager shall: (1) apply for all necessary permits, licenses and approvals; (2) comply with all Laws; (3) notify promptly the Management Committee of any allegations of substantial violation thereof; and (4) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply consistent with its standard of care under Section 9.3. In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Members through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.

                9.2.7    The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Member shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non managing Member shall approve in advance any settlement involving payments, commitments or obligations in excess of Fifty Thousand Dollars ($50,000.00) in cash or value.

                9.2.8    The Manager shall obtain insurance for the benefit of the Company as provided in Exhibit F or as may otherwise be determined from time to time by the Management Committee.

                9.2.9    The Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Section 12.2. Without prior authorization from the Management Committee, however, the Manager shall not: (1) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of Fifty Thousand Dollars ($50,000.00); (2) enter into any sales contracts or commitments for Product, except as permitted in Section 5.10; (3) begin a liquidation of the Company; or (4) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Company.

                9.2.10    The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

                9.2.11    The Manager shall reimburse Owner for Owner's cost of maintenance of the patented and unpatented mining claims which are included in and comprise a part of the Property, including payment of the federal annual mining claim maintenance fees for the unpatented mining claims which are included in and comprise part of the Property, a proportionate share of the minimum payments which Owner is obligated to pay under the Underlying Agreements for the patented mining claims which are included in or comprise part of the Property, and any other costs which Owner reasonably incurs to hold or maintain the Property.

                9.2.12    The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the Members.

                9.2.13    The Manager shall keep and maintain all required records, make elections, and prepare and file all federal and state tax returns or other required tax forms, and perform the other duties described in Exhibit C.

                9.2.14    The Manager shall maintain Equity Accounts for each Member. Each Member's Equity Account shall be credited with the value of such Member's contributions under Sections 3.1.1, 3.1.2 and 3.1.3 and shall be credited with any additional amounts contributed by such Member to the Company. Each Member's Equity Account shall be charged with the cash and the fair market value of property distributed to such Member (net of liabilities assumed by such Member and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions. Solely for purposes of determining the Equity Account balances of the Members, the Manager shall reasonably estimate the fair market value of all Products distributed to the Members, and such estimated value shall be used regardless of the actual amount received by each Member upon disposition of such Products.

                9.2.15    The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (1) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (2) periodic summaries of data acquired; (3) copies of reports concerning Operations; (4) a detailed final report within thirty (30) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (5) such other reports as any member of the Management Committee may reasonably request. Subject to Section 13, at all reasonable times the Manager shall provide the Management Committee, or other representative of a Member upon the request of such Member's member of the Management Committee, access to, and the right to inspect and, at such Member's cost and expense, copy the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Manager. In addition, the Manager shall allow the non-managing Member, at the latter's sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Member does not unreasonably interfere with Operations.

                9.2.16    The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

                9.2.17    The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Company. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Member reasonably informed about the Manager's efforts to discharge Continuing Obligations. Authorized representatives of each Member shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and related accounts.

                9.2.18    The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

                9.2.19    If Ownership interests are adjusted in accordance with this Agreement the Manager shall modify the Schedule of Members to properly reflect such adjustment and shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

                9.2.20    The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Section 8.1.

        9.3    Standard of Care.    The Manager shall discharge its duties under Section 9.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the other Member for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence. The Manager shall not be in default of any of its duties under Section 9.2 if its inability or failure to perform results from the failure of the other Member to perform acts or to contribute amounts required of it by this Agreement.

        9.4    Resignation; Deemed Offer to Resign.    The Manager may resign upon not less than two (2) months' prior notice to the other Member, in which case the other Member may elect to become the new Manager by notice to the resigning Member within ten (10) days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Sections, with the successor Manager to be appointed by the other Member at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote. The other Member, or if there are more than two (2) Members, the Member having the greatest aggregate Ownership Interest, may appoint itself or a third party as the Manager.

                9.4.1    The aggregate Ownership Interest of the Manager and its Affiliates becomes less than fifty (50%), or, if there are more than two (2) Members, the aggregate Ownership Interest of the Manager and its Affiliates becomes less than the aggregate Ownership Interest of any other Member and its Affiliates;

                9.4.2    The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from the other Member demanding performance;

                9.4.3    The Manager fails to pay or contest in good faith Company bills and Company debts as such obligations become due;

                9.4.4    A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced to by the Manager;

                9.4.5    The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

                9.4.6    Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager or a substantial part of its Ownership Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Sections 9.4.4, 9.4.5 or 9.4.6 above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

        9.5    Payments To Manager.    The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with Exhibit B.

        9.6    Transactions With Affiliates.    If the Manager engages Affiliates to provide services, it shall do so on terms no less favorable than would be the case in arm's-length, competitively priced transactions with unrelated parties.

        9.7    Activities During Deadlock.    If the Management Committee for any reason fails to adopt an Exploration, Feasibility Study or Development Program and Budget, the Manager shall continue Operations at levels sufficient to maintain the Properties. If the Management Committee for any reason fails to adopt an initial Mining Program and Budget or any Expansion or Modification Programs and Budgets, the Manager shall continue Operations at levels sufficient to maintain the then current Operations and Properties. If the Management Committee for any reason fails to adopt Mining Programs and Budgets subsequent to the initial Mining Program and Budget, subject to the contrary direction of the Management Committee and receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Mining Program and Budget. All of the foregoing shall be subject to the contrary direction of the Management Committee and the receipt of necessary funds.

10.   Programs And Budgets.

        10.1    Initial Program and Budget.    The Initial Program and Budget to which both Members have agreed is adopted and is attached as Exhibit G.

        10.2    Operations Pursuant to Programs and Budgets.    Except as otherwise provided in Section 3.1.3 and Section 10.12, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

        10.3    Presentation of Programs and Budgets.    Proposed Programs and Budgets shall be prepared by the Manager for a period of one (1) year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration. All proposed Programs and Budgets may include Exploration, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Sections 8.2 and 10.4. Each Program and Budget adopted by the Management

Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least two (2) months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.

        10.4    Review and Adoption of Proposed Programs and Budgets.    Within thirty (30) days after submission of a proposed Program and Budget, each Member shall submit in writing to the Management Committee:

                10.4.1    Notice that the Member approves any or all of the components of the proposed Program and Budget; or

                10.4.2    Modifications proposed by the Member to the components of the proposed Program and Budget; or

                10.4.3    Notice that the Member rejects any or all of the components of the proposed Program and Budget.

If a Member fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Member for adoption of the Manager's proposed Program and Budget. If a Member makes a timely submission to the Management Committee pursuant to Sections 10.4.1, 10.4.2, or 10.4.3, then the Manager working with the other Member shall seek for a period of time not to exceed twenty (20) days to develop a complete Program and Budget acceptable to both Members. The Manager shall then call a Management Committee meeting in accordance with Section 8.3 for purposes of reviewing and voting upon the proposed Program and Budget.

        10.5    Election to Participate.

                10.5.1    By notice to the Management Committee within twenty (20) calendar days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Member may elect to participate in the approved Program and Budget: (1) in proportion to its respective Ownership Interest, (2) in some lesser amount than its respective Ownership Interest, or (3) not at all. In case of an election under Section 10.5.1.2 or 10.5.1.3, its Ownership Interest shall be recalculated as provided in Section 10.5.2 below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget. If a Member fails to so notify the Management Committee of the extent to which it elects to participate, the Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Ownership Interest as of the beginning of the Program Period.

                10.5.2    If a Member elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Ownership Interest, or not at all, and the other Member elects to fund all or any portion of the deficiency, the Ownership Interest of the Reduced Member shall be provisionally recalculated by dividing: (1) the sum of (a) the amount credited to the Reduced Member's Equity Account with respect to its Initial Contribution under Section 3.1, (b) the total of all of the Reduced Member's contributions to the Company under Section 10.5.1 or otherwise pursuant to this Agreement, and (c) the amount, if any, the Reduced Member elects to contribute to the adopted current Program and Budget; by (2) the sum of (a), (b) and (c) above for both Members; and then multiplying the result by one hundred; or

The Ownership Interest of the other Member shall be increased by the amount of the reduction in the Ownership Interest of the Reduced Member, and if the other Member elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

                10.5.3    Whenever the Ownership Interests are recalculated pursuant to this Section, (1) the Equity Accounts of both Members shall be revised to bear the same ratio to each other as their recalculated Ownership Interests; (2) the Schedule of Members shall be amended to reflect the recalculated Ownership Interests; and (3) the portion of Capital Account attributable to the reduced Ownership Interest of the Reduced Member shall be transferred to the other Member.

        10.6    Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.

                10.6.1    If a Member makes an election under Section 10.5.1.2 or 10.5.1.3, then within thirty (30) days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

                10.6.2    If the Manager expended or incurred obligations that were more or less than the adopted Budget, the Ownership Interests shall be recalculated pursuant to Section 10.5.2 by substituting each Member's actual contribution to the adopted Budget for that Member's estimated contribution at the time of the Reduced Member's election under Section 10.5.1.

                10.6.3    If the Manager expended or incurred obligations of less than eighty percent (80%) of the adopted Budget, within thirty (30) days of receiving the Manager's report on expenditures, the Reduced Member may notify the other Member of its election to reimburse the other Member for the difference between any amount contributed by the Reduced Member to such adopted Program and Budget and the Reduced Member's proportionate share (at the Reduced Member's former Ownership Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the rate described in Section 11.3 plus two (2) percentage points. The Reduced Member shall deliver the appropriate amount (including interest) to the other Member with such notice. Failure of the Reduced Member to so notify and tender such amount shall result in dilution occurring in accordance with this Section 10 and shall bar the Reduced Member from its rights under this Section 10.6.3 concerning the relevant adopted Program and Budget.

                10.6.4    All recalculations under this Section shall be effective as of the first day of the Program Period for the Program and Budget. The Manager, on behalf of both Members, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Member will be placed in the position it would have been in had its Ownership Interests as recalculated under this Section been in effect throughout the Program Period for such Program and Budget.

                10.6.5    Whenever the Ownership Interests are recalculated pursuant to this Section, (1) the Members' Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Ownership Interests; (2) the Schedule of Members shall be amended to reflect the recalculated Ownership interests; and (3) the Capital Accounts of the Members shall be determined without regard to Section 10.5.3, provided, that the portion of Capital Account attributable to the reduced Ownership Interest of the Reduced Member, if any, after taking into account the adjustments required by this Section 10.6 shall be transferred to the other Member.

        10.7    Programs and Budgets for Feasibility Study.    Within thirty (30) days following the Management Committee's approval of the performance of a Feasibility Study, the Manager shall submit to the Management Committee a Program and a Budget, which shall include necessary Operations, for the preparation of a Feasibility Study. A Feasibility Study may be prepared by the Manager, Feasibility Contractors, or both, or may be prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines.

        10.8    Development Programs and Budgets; Project Financing.

                10.8.1    Unless otherwise determined by the Management Committee, the Manager shall not submit to the Management Committee a Program and Budget including Development of the mine described in a completed Feasibility Study until thirty (30) days following the receipt by Manager of the Feasibility Study. The Program and Budget, which includes Development of the mine described in the completed Feasibility Study, shall be based on the estimated cost of Development described in the Feasibility Study for the Approved Alternative, unless otherwise directed by the Management Committee.

                10.8.2    Promptly following adoption of the Program and Budget, which includes Development as described in a completed Feasibility Study, but in no event more than sixty (60) days thereafter, the Manager shall submit to the Management Committee a report on material bids received for Development work ("Bid Report"). If bids described in the Bid Report result in the aggregate cost of Development work exceeding twenty percent (20%) of the Development cost estimates that formed the basis of the Development component of the adopted Program and Budget, the Program and Budget, which includes relevant Development, shall be deemed to have been re-submitted to the Management Committee based on the aggregate costs as described in the Bid Report on the date of receipt of the Bid Report and shall be reviewed and adopted in accordance with Sections 8.2 and 10.4.

                10.8.3    If the Management Committee approves the Development of the mine described in a Feasibility Study and also decides to seek Project Financing for such mine, each Member shall, at its own cost, cooperate in seeking to obtain Project Financing for such mine; provided, however, that all fees, charges and costs (including attorneys and technical consultants fees) paid to the Project Financing lenders shall be borne by the Members in proportion to their Ownership Interests, unless such fees are capitalized as a part of the Project Financing.

        10.9    Expansion or Modification Programs and Budgets.    Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines. The Program and Budget, which include Expansion or Modification, shall be submitted for review and approval by the Management Committee within thirty (30) days following receipt by the Manager of such Feasibility Study.

        10.10    Budget Overruns; Program Changes.    For Programs and Budgets adopted after completion of PSI's Initial Contribution, the Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than ten percent (10%) in the aggregate, then the excess over ten percent (10%), unless authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Ownership Interests nor deemed a contribution under this Agreement. Budget overruns of ten percent (10%) or less in the aggregate shall be borne by the Members in proportion to their respective Ownership Interests.

11.   Accounts and Settlements.

        11.1    Monthly Statements.    The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

        11.2    Cash Calls.    On the basis of each adopted Program and Budget, the Manager shall submit prior to the last day of each month a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of each billing, each Member shall advance its proportionate share of such cash requirements. The Manager shall record all funds received in the Business Account. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to thirty (30) days. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Company in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

        11.3    Failure to Meet Cash Calls.    A Member that fails to meet cash calls in the amount and at the times specified in Section 11.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to two (2) percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting Member, but shall not be deemed as amounts contributed by the defaulting Member in the event dilution occurs in accordance with Section 4.2.3. In addition to any other rights and remedies available to it by Law, the non defaulting Member shall have those other rights, remedies, and elections specified in Sections 11.4 and 11.5.

        11.4    Cover Payment.    If a Member defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Member may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Member (a "Cover Payment"). Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 11.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

        11.5    Remedies.    The Members acknowledge that if either Member defaults in making a contribution required by Section 3 or a cash call, or in repaying a loan, as required under Sections 11.2, 11.3 or 11.4, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (it being understood and agreed that the Members have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both Members acknowledge and recognize that the damage to the non-defaulting Member could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Member may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Member of such default, elect any of the following remedies by giving notice to the defaulting Member. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 11.2.

                11.5.1    The defaulting Member grants to the non-defaulting Member a power of sale as to all or any portion of its Ownership Interest or of its interest in any Assets, upon a default under Sections 11.3 or 11.4. Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice. If the non-defaulting Member elects to enforce the lien or security interest pursuant to the terms of this Section, the defaulting Member shall be deemed to have waived any available right of redemption, any required valuation or appraisal of the secured property prior to sale, any available right to stay execution or to require a marshaling of assets, and any required bond in the event a receiver is appointed, and the defaulting Member shall be liable for any deficiency.

                11.5.2    The non-defaulting Member may elect to have the defaulting Member's Ownership Interest diluted or eliminated as follows:

                        11.5.2.1    The Reduced Member's Ownership Interest shall be recalculated by dividing: (X) the sum of (1) the value of the Reduced Member's Initial Contribution under Section 3.1, (2) the total of all of the Reduced Member's contributions to the Company under Section 10.5.1 or otherwise pursuant to this Agreement and (3) the amount, if any, the Reduced Member contributed to the adopted current Program and Budget with respect to which the default occurred; by (Y) the sum of (1), (2) and (3) above for both Members; and then multiplying the result by one hundred. For a default which occurs after PSI elects to increase its Ownership Interest by making the Additional Contribution, the recalculated Ownership Interest shall then be further reduced for a default relating to a Program and Budget covering in whole or in part Feasibility Study Operations, by multiplying Recalctiated Ownership Interest by the following percentage: 110%.

The Ownership Interest of the other Member shall be increased by the amount of the reduction in the Ownership Interest of the Reduced Member, including the further reduction under this Section 11.5.2.

                        11.5.2.2    For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non defaulting Member's election, the defaulting Member shall be deemed to have withdrawn and to have automatically relinquished its interest in the Assets to the non-defaulting Member; provided, however, the defaulting Member shall have the right to receive only from five percent (5%) of the Net Profits, if any, and not from any other source, an amount equal to the Member's Equity Account balance at the time of such default. Upon receipt of such amount the defaulting Member shall thereafter have no further right, title or interest in the Assets.

                        11.5.2.3    Dilution under this Section 11.5.2 shall be effective as of the date of the original default, and Section 10.6 shall not apply. The amount of any Cover Payment under Section 11.4 and interest, or any interest accrued in accordance with Section 11.3, shall be deemed to be amounts contributed by the non-defaulting Member, and not as amounts contributed by the defaulting Member.

                        11.5.2.4    Whenever the Ownership Interests are recalculated pursuant to this Section 11.5.2, (1) the Equity Accounts of both Members shall be adjusted to bear the same ratio to each other as their recalculated Ownership Interests; and (2) the portion of Capital Account attributable to the reduced Ownership Interest of the Reduced Member shall be transferred to the other Member.

        11.6    Audits.

                11.6.1    Within sixty (60) days after the end of each calendar year, at the request of a Member, an audit shall be completed by certified public accountants selected by, and independent of, the Manager. The audit shall be conducted in accordance with generally accepted auditing standards and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report, unless either Member elects to conduct an independent audit pursuant to Section 11.6.2 which is ongoing at the end of such three (3) month period, in which case such exceptions and claims may be made within the period provided in Section 11.6.2. Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Members. The cost of all audits under this Section shall be charged to the Business Account.

                11.6.2    Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Member shall have the right to have an independent audit of all Company books, records and accounts, including all charges to the Business Account. This audit shall review all issues raised by the requesting Member, with all costs borne by the requesting Member. The requesting Member shall give the other Member thirty (30) days prior notice of such audit. Any audit conducted on behalf of either Member shall be made during the Manager's normal business hours and shall not interfere with Operations. Neither Member shall have the right to audit records and accounts of the Company relating to transactions or Operations more than twenty-four (24) months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after completion and delivery of such audit, or they shall be deemed waived.

12.   Properties.

        12.1    Royalties, Production Taxes and Other Payments Based on Production.    All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities, shall be determined and made by the Company in a timely manner and otherwise in accordance with applicable laws and agreements. The Manager shall furnish to the Members evidence of timely payment for all such required payments. If the Company fails to make any such required payment, any Member shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the Company shall not constitute acceptance by the paying Member of any liability to such third party for the underlying obligation.

        12.2    Abandonment and Surrender.    Either Member may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties. At the option of the other Member, the Company shall assign to the objecting Member or such other Person as the objecting Member specifies, by special warranty deed and without cost to the objecting Member, all of the Company's interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the Company other than those to which both Members have agreed. Upon the assignment, such properties shall cease to be part of the Properties.

13.   Confidentiality, Ownership, Use and Disclosure of Information.

        13.1    Business Information.    All Business Information shall be owned jointly by the Members as their Ownership Interests are determined pursuant to this Agreement. Both before and after the termination of the Company, all Business Information may be used by either Member for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Member. Except as provided in Sections 13.3 and 13.4, or with the prior written consent of the other Member, each Member shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

        13.2    Member Information.    In performing its obligations under this Agreement, neither Member shall be obligated to disclose any Member Information. If a Member elects to disclose Member Information in performing its obligations under this Agreement, such Member Information, together with all improvements, enhancements, refinements and incremental additions to such Member Information that are developed, conceived, originated or obtained by either Member in performing its obligation under this Agreement ("Enhancements"), shall be owned exclusively by the Member that originally developed, conceived, originated or obtained such Member Information. Each Member may use and enjoy the benefits of such Member Information and Enhancements in the conduct of the Business hereunder, but the Member that did not originally develop, conceive, originate or obtain such Member Information may not use such Member Information and Enhancements for any other purpose. Except as provided in Section 13.4, or with the prior written consent of the other Member, which consent may be withheld in such Member's sole discretion, each

Member shall keep confidential and not disclose to any third party or the public any portion of Member Information and Enhancements owned by the other Member that constitutes Confidential Information.

        13.3    Permitted Disclosure of Confidential Business Information.    Either Member may disclose Business Information that is Confidential Information: (l) to a Member's officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Member's performance of its obligations under this Agreement; (2) to any party to whom the disclosing Member contemplates a Transfer of all or any part of its Ownership Interest, for the sole purpose of evaluating the proposed Transfer; (3) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Member; or (4) to a third party with whom the disclosing Member contemplates any independent business activity or operation.

        The Member disclosing Confidential Information pursuant to this Section 13.3, shall disclose such Confidential Information to only those parties that have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 13.3 and that have agreed in writing supplied to, and enforceable by, the other Member to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Section 13. Such writing shall not preclude parties described in Section 13.3.2 from discussing and completing a Transfer with the other Member. The Member disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

        13.4    Disclosure Required By Law.    Notwithstanding anything contained in this Section, a Member may disclose any Confidential Information if, in the opinion of the disclosing Member's legal counsel: (1) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (2) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Member.

        Prior to any disclosure of Confidential Information under this Section 13.4, the disclosing Member shall give the other Member at least ten (10) days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Member shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Member in intervention in any such proceeding.

        13.5    Public Announcements.    Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Member shall first consult with the other Member as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Member, there is not sufficient time to consult with the other Member before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Member shall notify the other Member, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Member before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Member relating to this Business shall also identify the other Member.

14.   Resignation and Dissolution.

        14.1    Events of Dissolution.    The Company shall be dissolved upon the occurrence of any of the following:

                14.1.1    Upon expiration of term of this Agreement in accordance with Section 2.5;

                14.1.2    Upon the unanimous written agreement of the Members;

                14.1.3    At the election of either Member upon sixty (60) days notice of termination to the other Member, if the Management Committee fails to adopt a Program and Budget for six (6) months after the expiration of the latest adopted Program and Budget;

                14.1.4    Upon the resignation of a Member pursuant to Section 14.2 or upon the bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of a Member; or

                14.1.5    As otherwise provided by the Act.

        14.2    Resignation.    A Member may elect to resign from the Company by giving notice to the other Member of the effective date of resignation, which shall be the later of the end of the then current Program Period or thirty (30) days after the date of the notice. Upon resignation by a Member, the resigning Member shall be deemed to have transferred to the remaining Member all of its Ownership Interest, including all of its interest in the Assets and its Capital Account, without cost and free and clear of all Encumbrances arising by, through or under such resigning Member, except those described in Section 1.1 of Exhibit A and those to which both Members have agreed. The resigning Member shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Member to effect the transfer of its interests in the Company and the Assets to the other Member. A resigning Member shall have no right to receive the fair value of his Ownership Interest pursuant to the Act. If within a sixty (60) day period both Members elect to withdraw, then the Company shall instead be deemed to have been terminated by the written agreement of the Members pursuant to Section 14.1.2.

        14.3    Disposition of Assets on Dissolution.    Promptly after dissolution under Section 14.1, the Manager shall take all action necessary to wind up the activities of the Company, in accordance with Exhibit C. All costs and expenses incurred in connection with the dissolution of the Company shall be expenses chargeable to the Business Account.

        14.4    Filing of Certificate of Cancellation.    Upon completion of the winding up of the affairs of the Company, the Manager shall promptly file a Certificate of Cancellation with the Office of the Secretary of State of the State of Nevada. If the Manager has caused the dissolution of the Company, whether voluntarily or involuntarily, then a person selected by a majority vote of the Members to wind up the affairs of the Company shall file the Certificate of Cancellation.

        14.5    Right to Data After Dissolution.    After dissolution of the Company pursuant to Sections 14.1.1, 14.1.2, 14.1.3, or 14.1.5, each Member shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a bankrupt or resigning Member causing a dissolution of the Company pursuant to Section 14.1.4 shall not be entitled to any such copies.

        14.6    Continuing Authority.    On dissolution of the Company under Section 14.1, or the deemed resignation of either Member pursuant to Sections 4.1 or 11.5, the Member that was the Manager prior to such dissolution (or the other Member in the event of a resignation by the Manager) shall have the power and authority to do all things on behalf of both Members that are reasonably necessary or convenient to: (1) wind up Operations and (2) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or resignation, if the transaction or obligation arises out of Operations prior to such termination or resignation. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company and either or both Members, encumber Assets, and take any other reasonable action in any matter with respect to which the former Members continue to have, or appear or are alleged to have, a common interest or a common liability.

15.   Disputes.

        15.1    Governing Law.    Except for matters of title to the Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

        15.2    Forum Selection.    Any action or proceeding concerning the construction, enforcement or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced and heard in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada. Each Member agrees and submits to the jurisdiction of and venue in the Second Judicial District Court.

        15.3    Dispute Resolution.    All disputes arising under or in connection with this Agreement which cannot be resolved by agreement between the Members shall be resolved in accordance with the procedures prescribed in Exhibit I.

16.   General Provisions.

        16.1    Notices.    All notices, payments and other required or permitted communications ("Notices") to either Member shall be in writing, and shall be addressed respectively as follows:

c/o Vista Gold Corp. 7961 Shaffer Parkway, Suite 5 Littleton, CO 80127
If to Owner:
Pintail (Nevada) Gold Technology LLC 301 Mica Road Golden, CO 80403

        All Notices shall be given (1) by personal delivery to the Member, (2) by electronic communication, capable of producing a printed transmission, (3) by registered or certified mail return receipt requested, or (4) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either Member may change its address by Notice to the other Member.

        16.2    Gender.    The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

        16.3    Currency.    All references to "dollars" or "$" shall mean lawful currency of the United States of America.

        16.4    Headings.    The subject headings of the Sections and Sections of this Agreement and Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

        16.5    Waiver.    The failure of either Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Member's right thereafter to enforce any provision or exercise any right.

        16.6    Modification.    No modification of this Agreement shall be valid unless made in writing and duly executed by both Members.

        16.7    Force Majeure.    Except for the obligation to make payments when due hereunder, the obligations of a Member shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Member seeking the approval or authorization (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within six (6) months of initiation of that process); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Members to advance funds pursuant to Section 11.2 shall be reduced to levels consistent with then current Operations.

        16.8    Rule Against Perpetuities.    The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in an Ownership Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Members agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

        16.9    Further Assurances.    Each of the Members shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

        16.10    Entire Agreement; Successors and Assigns.    This Agreement contains the entire understanding of the Members and supersedes all prior agreements and understandings between the Members relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members.

        16.11    Counterparts.    This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Members be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

        The parties hereto have executed this Agreement as of the Effective Date.

	Hycroft Resources & Development, Inc.		Hycroft Lewis Mine, Inc.
By:	/s/ Title:	By:	/s/ Title:
Pintail (Nevada) Gold Technology LLC
		By:	/s/ Title:

Exhibit A

HHLP Project LLC
Operating Agreement

Assets

1.
Owner's Initial Contribution.

a.
License Agreement attached.

b.
Data. See attached list.

2.
PSI's Initial Contribution.

a.
Technology License Agreement attached.

b.
Data. See attached list.

1

Exhibit B

HHLP Project LLC
Operating Agreement

Accounting Procedures

        The financing and accounting procedures to be followed by the Manager and the Members under the Agreement are stated below. All capitalized terms in these Accounting Procedures shall have the definition attributed to them in the Agreement, unless defined otherwise.

        The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Operations. It is the intent of the Members that no Member shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager. The Members shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity. In the event of a conflict between the provisions of these Accounting Procedures and those of the Agreement, the provisions of the Agreement shall control.

A.    General Provisions.

        1.    General Accounting Records.    The Manager shall maintain detailed and comprehensive cost accounting records in accordance with these Accounting Procedures, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax, regulatory or other financial, regulatory, or legal reporting purposes related to the Company. Such records shall be retained for the duration of the period allowed the Members for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Members.

        2.    Cash Management Accounts.    The Manager shall maintain one or more separate cash management accounts for the payment of all expenses and the deposit of all cash receipts for the Company.

        3.    Statements and Billings.    The Manager shall prepare statements and bill the Members as provided in Section 11 of the Agreement. Payment of any such billings by a Member, including the Manager, shall not prejudice such Member's right to protest or question the billing's correctness thereof for a period not to exceed twenty-four (24) months following the calendar year during which such billings were received by such Member. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twenty-four (24) month period. The time period permitted for adjustments shall not apply to adjustments resulting from periodic inventories as provided in Sections E.1 and E.2.

B.    Charges to Business Account.    Subject to the limitations stated below, the Manager shall charge the Business Account with the following:

        1.    Property Acquisition Costs, Rentals, Royalties and Other Payments.    All property acquisition and holding costs, including Governmental Fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

        2.    Labor and Employee Benefits.

                a.    Salaries and wages of the Manager's employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

                b.    The Manager's cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Section B.2a and Section B.12. Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager's cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

1

                c.    The Manager's actual cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Section B.2.a or Section B.12 rather than employees' benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2.1 or Section 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

                d.    Cost of assessments imposed by governmental authority that are applicable to salaries and wages chargeable under Section B.2.a, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

        3.    Materials, Equipment and Supplies.    The cost of materials, equipment and supplies (collectively "Material") purchased from unaffiliated third parties or furnished by a Member as provided in Section C.2. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

        4.    Equipment and Facilities Furnished by Manager.    The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus three percent (3%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

        5.    Transportation.    Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for Operations.

        6.    Contract Services and Utilities.    The cost of contract services and utilities procured from outside sources, other than services described in Sections B.9. If contract services are performed by the Manager or a Manager's Affiliate, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of Operations. The cost of professional consultant services procured from outside sources in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum per contract shall not be charged to the Business Account unless approved by the Management Committee.

        7.    Insurance Premiums.    Net premiums paid for insurance required to be carried for Operations for the protection of the Members. When Operations are conducted in an area where the Manager may self-insure for Workers' Compensation and/or Employer's Liability under state law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.

        8.    Damages and Losses.    All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

        9.    Legal and Regulatory Expense.    All legal and regulatory costs and expenses incurred in or resulting from Operations or necessary to protect or recover the Assets of the Company, including costs of title investigation and title curative services. All attorney's fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of Fifty Thousand Dollars ($50,000.00) per annum shall not be charged to the Business Account unless approved by the Management Committee.

        10.    Audit.    Cost of annual audits under Section 11.6.1 of the Agreement.

        11.    Taxes.    All taxes, assessments and like charges on Operations and Assets which have been paid by the Manager for the benefit of the Members. Each Member is separately responsible for taxes determined or measured by a Member's sales revenue or net income.

2

        12.    Office Expenses.    The costs of maintaining and operating an office and any necessary suboffice.

        13.    Administrative Charge.

        Each month, the Manager shall charge the Business Account for the actual administrative costs incurred by the Company directly for its activities on the Property.

        14.    Environmental Compliance Fund.    Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the life of the Company, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Members as provided in Section 9.2.19 of the Agreement.

        15.    Other Expenditures.    Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

C.    Basis of Charges to Business Account.

        1.    Purchases.    Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.

        2.    Material Furnished by a Member for Use in the Business.    Any Material furnished by a Member for use in the Business or distributed to a Member by the Manager shall be priced on the following basis:

                a.    New Material.    New Material furnished by a Member shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time it is furnished (the "New Price").

                b.    Used Material.

                        (1)    Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

                                (a)    Used Material furnished by a Member shall be priced at seventy-five percent (75%) of the New Price;

                                (b)    Used Material distributed to a Member shall be priced (1) at seventy-five percent (75%) of the New Price if such Material was originally charged to the Business Account as new Material, or (2) at sixty-five percent (65%) of the New Price if such Material was originally charged to the Business Account as good used Material at seventy-five percent (75%) of the New Price.

                        (2)    Other used Material that, after reconditioning, will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.

                        (3)    Bad-Order Material which is no longer usable for its original purpose without excessive repair cost but further usable for some other purpose shall be priced on a basis comparable with items normally used for that purpose.

                        (4)    All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.

                c.    Obsolete Material.    Any Material that is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above, shall be priced by the Management Committee. Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

3

        3.    Premium Prices.    Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager's direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Members before the time when such charge is to be billed, whereupon a Member shall have the right, by notifying the Manager within ten days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

        4.    Warranty of Material Furnished by the Manager or Members.    No Member warrants any Material furnished beyond any dealer's or manufacturer's warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

D.    Disposal of Material.

        1.    Disposition Generally.    The Manager shall have no obligation to purchase a Member's interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Members as provided in Section C.2.b.4.

        2.    Distribution to Members.    Any Material to be distributed to the Members shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Business Account on the basis provided in Section B.

        3.    Sales.    Sales of Material to third parties shall be credited to the Business Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.

E.    Inventories.

        1.    Periodic Inventories, Notice and Representations.    At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties and the expense of conducting such periodic inventories shall be charged to the Business Account. The Manager shall give written notice to the Members of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Member shall be deemed to have accepted the results of any inventory taken by the Manager if the Member fails to be represented at such inventory.

        2.    Reconciliation and Adjustment of Inventories.    Reconciliation of inventory with charges to the Business Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six (6) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages, but the Manager shall be held accountable to the Company only for shortages due to lack of reasonable diligence.

4

Exhibit C

HHLP Project LLC
Operating Agreement
Tax Matters

        A.    Effect of This Exhibit.    This Exhibit shall govern the relationship of the Members and the Company with respect to tax matters and the other matters which this Exhibit addresses. Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.

        B.    Tax Matters Partner.

        1.    Designation of Tax Matters Partner.    The Manager is designated the tax matters partner (the "TMP") as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986 ("the Code") and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms following approval of the Management Committee. In the event of any change in Manager, the Member serving as Manager at the end of a taxable year shall continue as TMP with respect to all matters concerning such year unless the TMP for that year is required to be changed pursuant to applicable Treasury Regulations. The TMP and each other Member shall use reasonable best efforts to comply with the responsibilities outlined in this Section 2 and in Sections 6221 through 6233 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

        2.    Notice.    Each Member shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as it may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Section 6223 of the Code. The TMP shall keep each Member informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

        3.    Inconsistent Treatment of Tax Item.    If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each Member shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.

        4.    Extensions of Limitation Periods.    The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to each other Member of such intended action.

        5.    Requests for Administrative Adjustments.    No Member shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any taxable year of the Company without first notifying each other Member. If each other Member agrees with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Company. If consent is not obtained within thirty (30) days after notice from the proposing Member, or within the period required to timely file the request for administrative adjustment, if shorter, a Member, including the TMP, may file that request for administrative adjustment on its own behalf.

        6.    Judicial Proceedings.    A Member intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the Company, shall notify each other Member of such intention and the nature of the contemplated proceeding. If the TMP is the Member intending to file such petition, such notice shall be given within a reasonable time to allow each other Member to participate in the choosing of the forum in which such petition will be filed. If all Members do not agree on the appropriate forum, then the appropriate forum shall be decided in accordance with Section 8.2 of the Agreement. If a deadlock results, the TMP shall choose the forum. If a Member intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Section, each such Member shall notify each other Member of such intended action.

        7.    Settlements.    The TMP shall not bind any other Member to a settlement agreement without first obtaining the written consent of any such Member. A Member who enters into a settlement agreement for its own account with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify each other Member of such settlement agreement and its terms within ninety (90) days from the date of settlement.

1

        8.    Fees and Expenses.    The TMP shall not engage legal counsel, certified public accountants, or others without the prior consent of the Management Committee. A Member may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the TMP incurs (after proper consent by the Management Committee as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Members as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.

        9.    Survival.    The provisions of the foregoing Sections, including but not limited to the obligation to pay fees and expenses contained in Section B.8, shall survive the termination of the Company or the termination of a Member's interest in the Company and shall remain binding on the Members for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Company for the applicable tax year(s).

C.    Tax Elections and Allocations.

        1.    Company Election.    It is understood and agreed that the Members intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by all Members, no Member shall take any action to change the status of the Company as a partnership under Treas. Reg. § 1.7701-3 or similar provision of state law. It is understood and agreed that the Members intend to create a partnership for federal and state income tax purposes only. The Manager shall file with the appropriate office of the Internal Revenue Service a partnership income tax return covering the Operations. The Members recognize that the Agreement may be subject to state income tax statutes. The Manager shall file with the appropriate offices of the state agencies any required partnership state income tax returns. Each Member agrees to furnish to the Manager any information it may have relating to Operations as shall be required for proper preparation of such returns. The Manager shall furnish to each other Member for its review a copy of each proposed income tax return at least two weeks prior to the date the return is filed.

        2.    Tax Elections.    The Company shall make the following elections for purposes of all partnership income tax returns:

                a.    To use the accrual method of accounting.

                b.    Pursuant to the provisions at Section 706(b)(1) of the Code, to use as its taxable year the year ended December 31. In this connection, Owner represents that its taxable year is the year ending December 31 and PSI represents that its taxable year is the year ending December 31.

                c.    To deduct currently all development expenses to the extent possible under Section 616 of the Code.

                d.    Unless the Members unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the Manager, using the units of production method of depreciation.

                e.    To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law.

                f.    To adjust the basis of property of the Company under Section 754 of the Code at the request of a Member;

                g.    To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code;

        Any other election required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Management Committee.

        Each Member shall elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Member reserves the right to capitalize its share of development and/or exploration expenses of the Company in accordance with Section 59(e) of the Code, provided that a Member's election to capitalize all or any portion of such expenses shall not affect the Member's Capital Account.

2

        3.    Allocations to Members.    Allocations for Capital Account purposes shall be in accordance with the following:

                a.    Exploration expenses and development cost deductions shall be allocated among the Members in accordance with their respective contributions to such expenses and costs.

                b.    Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Members in accordance with their respective contributions to the adjusted basis of the Asset which gives rise to the depreciation, amortization or loss deduction.

                c.    Production and operating cost deductions shall be allocated among the Members in accordance with their respective contributions to such costs.

                d.    Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the Members in accordance with their respective contributions to the adjusted basis of the depletable property. Any remaining depletion deductions shall be allocated to the Members so that, to the extent possible, the Members receive the same total amounts of percentage depletion as they would have received if percentage depletion were allocated to the Members in proportion to their respective shares of the gross income used as the basis for calculating the federal income tax deduction for percentage depletion.

                e.    Subject to Section C.3.g. below, gross income on the sale of production shall be allocated in accordance with the Members' rights to share in the proceeds of such sale.

                f.    Except as provided in Section C.3.g., below, gain or loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Members' Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the Members' Ownership Interests.

                g.    Gains and losses on the sale of all or substantially all the Assets of the Company shall be allocated so that, to the extent possible, the Members' resulting Capital Account balances are in the same ratio as their Ownership Interests at the time of such sale.

                h.    The Members acknowledge that expenses and deductions allocable under the preceding provisions of this Section may be required to be capitalized into production under Section 263A of the Code. With respect to such capitalized expenses or deductions, the allocation of gross income on the sale of production shall be adjusted, in any reasonable manner consistently applied by the Manager, so that the same net amount (subject possibly to timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated pursuant to the preceding provisions of this Section.

                i.    All deductions and losses that are not otherwise allocated in this Section shall be allocated among the Members in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such loss.

                j.    Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.

                k.    All other items of income and gain shall be allocated to the Members in accordance with their Ownership Interests.

                1.    If a reduced Ownership Interest is restored pursuant to Section 10.6 of the Agreement, the Manager shall endeavor to allocate items of income, gain, loss, and deduction (in the same year as the restoration of such Ownership Interest or, if necessary, in subsequent years) so as to cause the Capital Account balances of the Members to be the same as they would have been if the restored Ownership Interest had never been reduced.

3

                m.    If the Members' Ownership Interests change during any taxable year of the Company, the distributive share of items of income, gain, loss and deduction of each Member shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed by all Members. If the Members cannot agree on a method, the method shall be determined by the Manager in consultation with the Company's tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

                n.    For purposes of this Section C.3, items financed through indebtedness of, or from revenues of, the Company shall be treated as funded from contributions made by the Members to the Company in accordance with their Ownership Interests. "Nonrecourse deductions," as defined by Treas. Reg. § 1.704-2(b)(l) shall be allocated among the Members in proportion to their Ownership Interests.

        4.    Regulatory Allocations.    Notwithstanding the provisions of Section C.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the Members' Capital Accounts.

                a.    If a Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), § 1.704-1(b)(2)(ii)(d)(5) or § 1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member as quickly as possible. For the purposes of this Section C.4.a, each Member's Capital Account balance shall be increased by the sum of (1) the amount such Member is obligated to restore pursuant to any provision of the Agreement, and (2) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5).

                b.    If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of income and gain for that year equal to that Member's share of the net decrease in partnership minimum gain, all in accordance with Treas. Reg. § 1.704-2(f). If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that partner's share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treas. Reg. § 1.704 2(i)(4). Pursuant to Treas. Reg. § 1.704-2(i)(1), deductions attributable to "partner nonrecourse liability" shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).

                c.    If the allocation of deductions to a Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Section C.4 have been made and after giving effect to the adjustments described in Section C.4.a), such deductions shall instead be allocated to each other Member.

        5.    Curative Allocations.    The allocations stated in Section C.4 (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section. Therefore, notwithstanding any other provisions of this Section 3 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Section C.3 without regard to Section C.4.

        6.    Tax Allocations.    Except as otherwise provided in this Section C.6, items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Sections C.3, C.4 and C.5 of the corresponding item determined for Capital Account purposes.

                a.    Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.

4

                b.    To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction with respect to property contributed to the Company by a Member shall be shared among the Members so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution. The Members intend that Section 704(c) shall effect no allocations of tax items that are different from the allocations under Sections C.3, C.4 and C.5 of the corresponding items for Capital Account purposes; provided that gain or loss on the sale of property contributed to the Company shall be allocated to the contributing member to the extent of built-in gain or loss, respectively, as determined under Treas. Reg. § 1.704-3(a). However, to the extent that allocations of other tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under Sections C.3, C.4 and C.5 of the corresponding items for Capital Account purposes, Section 704(c) shall be applied in accordance with the method available under Treas. Reg. § 1.704-3 which most closely approximates the allocations stated in Sections C.3, C.4 and C.S.

                c.    Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property's basis that is attributable to precontribution expenditures by Owner that were capitalized under Code Sections 616(b), 59(e) and 291(b). Deductions attributable to precontribution expenditures by Owner shall be calculated under such Code Sections as if Owner continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and shall be allocated solely to Owner.

                d.    The Members understand the allocations of tax items stated in this Section C.6, and agree to report consistently with such allocations for federal and state tax purposes.

D.    Capital Accounts; Liquidation

        1.    Capital Accounts.

                a.    A separate Capital Account shall be established and maintained by the TMP for each Member. Such Capital Account shall be increased by (1) the amount of money contributed by the Member to the Company, (2) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752) and (3) allocations to the Member under Sections C.3, C.4 and C.5 of Company income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (4) the amount of money distributed to the Member by the Company, (5) the fair market value of property distributed b the Member by the Company (net of liabilities secured by such distributed property and that the Member is considered to assume or take subject to under Code Section 752), (6) allocations to the Member under Sections C.3, C.4 and C.5 of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to a Capital Account, and (7) allocations of Company loss and deduction (or items thereof), excluding items described in (8) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable. The Members agree that the net fair market value of the property contributed by Owner to the Company pursuant to Section 3.1 of the Agreement is

                b.    In the event that the Capital Accounts of the Members are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treas. Reg. § 1.704-1(b) (2)(iv)(g)    •

                c.    In the event any interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(l).

                d.    In the event property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as stated in Section D.2.a below.

5

                e.    In the event the Management Committee designates a Supplemental Business Arrangement area within the Area of Interest as described in Section 10.13 of the Agreement, the Management Committee shall appropriately segregate Capital Accounts to reflect that designation and shall make such other modifications to the Agreement as are appropriate to reflect the manner of administering Capital Accounts in accordance with the terms of this Exhibit C.

                f.    Owner is contributing to the Agreement certain depletable properties with respect to which Owner currently has an adjusted tax basis which may consist in part of depletable expenditures and in part of expenditures capitalized under Code Sections 616(b), 291(b) and/or 59(e). For purposes of maintaining the Capital Accounts, the Company's deductions with respect to contributed property in each year for (1) depletion, (2) deferred development expenditures under Section 616(b) attributable to pre-contribution expenditures, (3) amortization under Section 291(b) attributable to pre-contribution expenditures, and (4) amortization under Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Section C.6.c multiplied by the ratio of (1) the book value at which the contributed property is recorded in the Capital Accounts to (2) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Sections 616(b), 291(b), and 59(e)).

                g.    The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amount distributable to a Member upon liquidation of the Company pursuant to Section D.2.

                h.    If the Members so agree, upon the occurrence of an event described in Treas. Reg. § 1.704-1(b)(2)(iv)(5), the Capital Accounts shall be restated in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the Company (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Section D.2.a. For purposes of Section C.3, a Member shall be treated as contributing the portion of the book value of any property that is credited to the Member's Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this Section D.1.h, the Members' shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this Section D.1.h shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to the final sentence of Section C.6.b.

        2.    Liquidation.    In the event the Company is dissolved pursuant to Section 14.1 of the Agreement then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken (after taking into account any transfers of Capital Accounts pursuant to Sections 3.2, 4.1 or 14.2 of the Agreement):

                a.    The Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would be realized by the Company and allocated to the Members pursuant to the provisions of Section C of this Exhibit C if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by agreement of all Members provided, however, that in the event that the Members fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by all Members.

                b.    After making the foregoing adjustments and/or contributions, all remaining Assets shall be distributed to the Members in accordance with the balances in their Capital Accounts (after taking into account all allocations under Section C, including Section C.3.g). Unless otherwise expressly agreed by the Members, each Member shall receive an undivided interest in each and every Asset detennined by the ratio of the amount in each Member's Capital Account to the total of both of the Members' Capital Accounts. Assets distributed to the Members shall be deemed to have a fair market value equal to the value assigned to them pursuant to Section D.2.a above.

6

                c.    All distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements of Treas. Reg. §§ 1.704-1(b)(2)(ii)(b)(2) and (3).

        3.    Deemed Terminations.    Notwithstanding the provisions of Section D.2, if the "liquidation" of the Company results from a deemed termination under Section 708(b)(1)(B) of the Code, then (1) Sections D.2.a and D.2.b shall not apply, (2) the Company shall be deemed to have contributed its assets to a new partnership in exchange for an interest therein, and immediately thereafter, distributing interests to the purchasing party and the non-transferring Members in proportion to their interests in the Company's liquidation, (3) the new partnership shall continue pursuant to the terms of the Agreement and this Exhibit.

E.    Sale or Assignment.    The Members agree that if either one of them makes a sale or assignment of its Ownership Interest under the Agreement, and such sale or assignment causes a termination under Section 708(b)(1)(B) of the Code, the terminating Member shall indemnify the non-terminating Member and save it harmless on an after-tax basis for any increase in taxes to the non-terminating Member caused by the termination of the Company.

7

Exhibit D

HHLP Project LLC
Operating Agreement

Definitions

        "Act" means Chapter 86 of the Nevada Revised Statutes.

        "Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Member.

        "Agreement" means this HHLP Project LLC Operating Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.

        "Approved Alternative" means a Development and Mining alternative selected by the Management Committee from various Development and Mining alternatives analyzed in the Pre-Feasibility Studies.

        "Assets" means the Properties, Products, Business Information, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Members.

        "Budget" means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by the Members with respect to a Program.

        "Business" means the conduct of the business of the Company in furtherance of the purposes stated in Section 2.3 and in accordance with this Agreement.

        "Business Account" means the account maintained by the Manager for the Business in accordance with Exhibit B.

        "Business Information" means the terms of this Agreement, and any other agreement relating to the Business, the Existing Data, and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Member in performing its obligations under this Agreement. The term "Business Information" shall not include any improvements, enhancements, refinements or incremental additions to Member Information that are developed, conceived, originated or obtained by either Member in performing its obligations under this Agreement.

        "Capital Account" means the account maintained for each Member in accordance with Exhibit C.

        "Company" means HHLP Project LLC, a Nevada limited liability company formed in accordance with, and governed by, this Agreement.

        "Confidential Information" means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Member.

        "Continuing Obligations" mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

        "Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of

1

another, through family relationship, agency, contract or otherwise; and "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

        "Cover Payment" shall have the meaning as stated in Section 11.4 of the Agreement.

        "Development" means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

        "Effective Date" means the date stated in the preamble to this Agreement.

        "Encumbrance" or "Encumbrances" means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

        "Environmental Compliance" means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

        "Environmental Compliance Fund" means the account established pursuant to Section 2.14 of Exhibit B.

        "Environmental Laws" means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

        "Environmental Liabilities" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against a Member, by any person or entity other than the other Members, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or tines) arising out of, based on or resulting from (1) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (2) physical disturbance of the environment; or (3) the violation or alleged violation of any Environmental Laws.

        "Equity Account" means the account maintained for each Member by the Manager in accordance with Section 9.2.15 of the Agreement.

        "Existing Data" means maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the Properties before the Effective Date.

        "Expansion" or "Modification" means (1) a material increase in mining or production capacity; (2) a material change in the recovery process; or (3) a material change in waste or tailings disposal methods. An increase or change shall be deemed "material" if it is anticipated to cost more than 50% of original capital costs attributable to the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.

        "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Enviromnental Compliance.

2

        "Feasibility Contractors" means one or more engineering firms approved by the Management Committee for purposes of preparing or auditing any Pre-Feasibility Study or Feasibility Study.

        "Feasibility Study" means a report to be prepared following selection by the Management Committee of one or more Approved Alternatives. The Feasibility Study shall include a review of information presented in any Pre-Feasibility Studies concerning the Approved Alternative(s). The Feasibility Study shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry.

        "Governmental Fees" means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims.

        "Initial Capital Contribution" means that contribution each Member has made or agrees to make pursuant to Section 3.1 of the Agreement.

        "Law" or "Laws" means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

        "Management Committee" means the committee established under Section 8 of the Agreement.

        "Manager" means the Member appointed under Section 9 of the Agreement to manage Operations, or any successor Manager.

        "Member" means Owner or PSI, any permitted successor or assign of Owner or PSI, or any other person admitted as a Member of the Company under this Agreement.

        "Member Information" means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Existing Data), which, as shown by written records, was developed, conceived, originated or obtained by a Member: (1) before entering into this Agreement, or (2) independent of its performance under the terms of this Agreement.

        "Mining" means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

        "Net Profits" means certain amounts calculated as provided in Exhibit E, which may be payable to a Member under Sections 4.1 or 11.5.2 of the Agreement.

        "Operations" means the activities carried out by the Company under this Agreement.

        "Ownership Interest" means the percentage interest representing the ownership interest of a Member in the Company, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Ownership Interests shall be calculated to three decimal places and rounded to two decimal places as follows: Decimals of .005 or more shall be rounded up (e.g., 1.519% rounded to 1.52%); decimals of less than .005 shall be rounded down (e.g., 1.514% rounded to 1.51%). The initial Ownership Interests of the Members are stated in Section 4.1 of the Agreement.

        "Prime Rate" means the interest rate quoted and published as "Prime" as published in The Wall Street Journal, under the heading "Money Rate," as the rate may change from day to day.

        "Products" means all ores, minerals and mineral resources produced from the Properties.

        "Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a period determined by the Management Committee.

        "Program Period" means the time period covered by an adopted Program and Budget.

        "Project Financing" means any financing approved by the Management Committee and obtained by the Members for the purpose of placing a mineral deposit situated on the Properties into commercial production, but shall not include any such financing obtained individually by either Member to finance payment or performance of its obligations under the Agreement.

3

        "Properties" means the processed ore from the Hycroft Mine situated on Heap Leach Pads 1, 2, 3 and 4, the license granted to the Company by Hycroft Resources & Development, Inc. and Hycroft Lewis Mine, Inc. described in Exhibit A, and the other rights of ingress, egress and use granted to the Company by Hycroft Resources & Development, Inc. and Hycroft Lewis Mine, Inc. that are acquired and held subject to this Agreement.

        "Recalculated Ownership Interest" means the reduced Ownership Interest of a Member as recalculated under Section 10.5, 10.6 or 11.5 of the Agreement.

        "Reduced Member" means a Member whose Ownership Interest is reduced under Section 10.5, 10.6 or 11.5 of the Agreement.

        "Transfer" means, when used as a verb, to sell, grant, assign or create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Section 9.2.10 and Section 9.6 of the Agreement), either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

4

Exhibit E

HHLP Project LLC
Operating Agreement

Net Profits Calculation

1.     Income and Expenses.    Net Profits shall be calculated by deducting from the gross revenues received (or deemed to be received) from the sale (or deemed sale) of minerals, the costs and expenses reasonably incurred in the processing, production, sale and transportation of minerals, including without limitation:

        1.1    All costs (including the full amount of capital expenditures required for development of the Properties) and expenses of installing, replacing, expanding, modifying, altering or changing from time to time any mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connectim with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use.

        1.2    Ad valorem real property taxes, and all taxes, other than income taxes, applicable to the acquisition, exploration, development, and mining of the Properties, including without limitation all mining taxes, sales taxes, severance taxes, federal annual mining claim rental fees, royalties, license fees and governmental levies of a similar nature.

        1.3    All expenses incurred relative to the marketing and sale of minerals, including an allowance for commissions at rates which are normal and customary in the industry.

        1.4    All amounts payable to the operator of the Properties during mining pursuant to any applicable operating or similar agreement in force with respect to mining.

        1.5    Reclamation costs and the costs of establishment of a fund or acquisition of a surety bond to secure performance of reclamation.

        1.6    All costs, obligations, liabilities and expenses incurred by the operator in connection with or for the benefit of the Properties and all operations including, without limitation, the costs of salaries and wages including actual labor overhead expenses (for fringe benefits and the like) of all employees of the operator engaged directly in connection with or for the benefit of the Properties and all operations.

        1.7    All expenditures (including the full amount of capital expenditures required for development of the Properties) for exploration, development, or mining of the Properties, to the extent not otherwise described.

        1.8    Costs and expenses for the use of machinery, equipment and supplies, including inventory, required for acquisition, exploration, development, mining and marketing activities; provided, however, that if the operator of the Properties uses its own equipment, the charges shall be no greater than on terms available from third parties in the vicinity of the Properties.

        1.9    Travel expenses and expenses of transportation of employees, material, equipment and supplies necessary or convenient for the conduct of acquisition, exploration, development, mining and marketing activities.

        1.10    All payments to contractors, including payments for work on acquisition, exploration, development, mining and marketing activities.

        1.11    Costs of testing and analyses and any other costs incurred to determine the quality and quantity of minerals.

        1.12    Costs incurred in preparation and acquisition of environmental permits necessary to commence or complete the acquisition, exploration, development, mining and marketing activities.

        1.13    Costs and expenses of maintenance of the Properties.

        1.14    Costs and expenses of preparation of a feasibility study.

1

        1.15    The costs of any insurance premium or performance bonds required by law.

        1.16    All costs incurred by the operator of the Properties for title curative work on, or for the benefit of, the Properties.

        1.17    Actual overhead and general and administrative expenses.

        1.18    Interest on monies borrowed or advanced for the foregoing costs and expenses, at the prime rate plus two percent (2%) per annum to the extent gross revenues sufficient to recover such expenditures have not been realized.

        It is intended that the operator of the Properties shall recoup from net cash flow all contributions for exploration, development, mining, and marketing minerals before any Net Profits are distributed to any person holding a Net Profits interest. No deduction shall be made for income taxes. Depreciation, amortization or depletion shall not be charged or deducted, inasmuch as the cost of assets which would generally give rise to such charges is directly recoverable to the full extent of their cost pursuant to this provision. If in any period any negative net cash flow is incurred, then the amount of the negative net cash flow shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Profits for subsequent periods. If minerals are processed by the operator of the Properties, or are sold to an affiliate of the operator, then, for purposes of calculating Net Profits, such minerals shall be deemed to have been sold at a price equal to the greater of fair market value to arm's length purchasers FOB the concentrator for the Properties or actual price of sale to the affiliate, and Net Profits relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

2.     Payment of Net Profits.    Payments of Net Profits shall commence in the calendarquarter next following the calendar quarter in which Net Profits are first realized, and shall be made forty-five (45) days following the end of each calendar quarter during which Net Profits are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Profits payments shall have the right to audit such payments once annually at its cost.

3.     Credits for Recoupment.    The operator shall deduct from any payments of Net Profits any and all amounts, costs or expenditures which the operator is entitled to credit or recoup from the holder of a Net Profits Interest pursuant to the Agreement of which this Net Profits Calculation is a part.

2

EXHIBIT F

HHLP Project LLC Operating Agreement

Insurance

        The Manager shall, at all times while conducting Operations, comply fully with the applicable workers' compensation laws and purchase, or provide protection for the Company comparable to that provided under standard form insurance policies for: (1) comprehensive public liability and property damage with combined limits for bodily injury and property damage for the amounts and the risk categories described below; (2) automobile insurance with combined limits of not less than One Million Dollars ($1,000,000.00); and (3) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. If the Manager elects to self-insure, it shall charge to the Business Account an amount equal to the premium it would have paid had it secured and maintained a policy or policies of insurance on a competitive bid basis in the amount of such coverage. Each Member shall self-insure or purchase for its own account such additional insurance as it deems necessary.

Activity Level	Coverage Amount
Exploration	$1,000,000.00
Development Phase	$5,000,000.00
Mining Phase	$5,000,000.00

The Manager may elect to increase the foregoing coverage amounts if the Manager in its discretion, reasonably exercised, determines that it is in the best interest of the Company and its Members to procure the additional insurance coverage.

1

Exhibit G

HHLP Project LLC Operating Agreement

Initial Program and Budget

To be completed when the Operating Agreement is signed.

1

Exhibit H

HHLP Project LLC Operating Agreement

Preemptive Rights

1.     Preemptive Rights.    If a Member intends to Transfer all or any part of its Ownership Interest, or an Affiliate of a Member intends to Transfer Control of such Member ("Transferring Entity"), such Member shall promptly notify each other Member of such intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). The other Member or Members, as applicable, shall have sixty (60) days from the date such notice is delivered to notify the Transferring Entity (and the Member if its Affiliate is the Transferring Entity) whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as stated in the notice. If there are more than two (2) Members, the non-Transferring Entity Members shall have the right to acquire the offered interest pro rata, and if a non-Transferring Entity Member elects not to acquire its proportionate share of the offered interest, the other non-Transferring Entity Members shall have the right to do so. If the non-Transferring Entity Members elect to acquire the offered interest, their acquisition of the offered interest shall be consummated promptly.

        1.1    If the non-Transferring Entity Member or Members, as applicable, fail to so elect within the period provided for above, the Transferring Entity shall have ninety (90) days following the expiration of such period to consummate the Transfer to a third party at a price and on teems no less favorable to the Transferring Entity than those offered by the Transferring Entity to the non-Transferring Entity Member or Members, as applicable, in the aforementioned notice.

        1.2    If the Transferring Entity fails to consummate the Transfer to a third party within the period stated above, the preemptive right and the correlative obligation of the Transferring Entity in respect of such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures stated in this Section.

2.     Exceptions to Preemptive Right.    Section 1.1 above shall not apply to the following:

        2.1    Transfer by a Member of all or any part of its Ownership Interest to an Affiliate;

        2.2    Incorporation of a Member, or corporate consolidation or reorganization of a Member by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Member;

        2.3    Corporate merger or amalgamation involving a Member by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Member; provided, however, that the value of the merging or amalgamating Member's interest in the Company, evidenced by its Capital Account balance (as described in Exhibit C), does not exceed sixty (60%) percent of the Net Worth of the surviving entity or amalgamated company;

        2.4    The transfer of Control of a Member by an Affiliate to such Member or to another Affiliate;

        2.5    Subject to Subsection 7.2.7 of the Agreement, the grant by a Member of a security interest in its Ownership Interest by Encumbrance;

        2.6    The creation by any Affiliate of a Member of an Encumbrance affecting its Control of such Member; or

1

        2.7    A transfer by an Affiliate of a Member of Control of such Member to a third party, provided the value of such Member's Capital Account balance does not exceed sixty percent (60%) of the Net Worth of the transferring Affiliate, or does not exceed sixty percent (60%) of the Net Worth of Transferee.

        The term "Net Worth" shall mean the remainder after total liabilities are deducted from total assets. In the case of a corporation, Net Worth includes both capital stock and surplus. In the case of a limited liability company, Net Worth includes member contributions. In the case of a partnership or sole proprietorship, Net Worth includes the original investment plus accumulated and re-invested profits.

2

Exhibit I

HHLP Project Operating Agreement
Dispute Resolution

If a dispute arises from this Agreement or the performance or breach of this Agreement, the parties agree to use the following procedures:

        1.    Mediation.    A meeting shall be held promptly between the parties, attended by individuals with decision making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the parties do not meet within ten (10) days following a party's delivery of notice of the dispute or if following the parties' timely meeting the dispute is not resolved, the parties agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association, The parties will jointly appoint a mutually acceptable mediator and, if the parties are unable to agree upon an appointment within ten (10) days from the conclusion of the negotiations, to seek the assistance of the American Arbitration Association for the appointment of a mediator. The parties agree to confer with the mediator within twenty (20) days following the mediator's appointment. If the parties are not successful in resolving the dispute through mediation, the dispute shall be settled by arbitration in accordance with this Section. Either party may initiate the arbitration procedure by delivering a demand for arbitration to the other party.

        2.    Arbitration.    All disputes arising from or relating from this Agreement, including any dispute concerning the enforcement or construction of this Agreement, shall be decided and determined by arbitration in accordance with Chapter 38 of the Nevada Revised Statutes and, as applicable, the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be arbitrated by the parties as follows:

                a.    Arbitration will be administered by and conducted before a single arbitrator. The arbitrator shall be an independent attorney licensed to practice law or mining engineer who is recognized as having experience and knowledge of mining contract law and mining industry customs and practices. No person having a prior or existing attorney-client, business or family relationship with either of the parties or their principal representatives shall be qualified to act as arbitrator in accordance with this Agreement absent the express prior written consent of all parties to this Agreement. The parties shall negotiate the selection of the single arbitrator, however, if the parties are unable to select an arbitrator willing to arbitrate the disputed issues within ten (10) days after delivery by either party of notice of demand for arbitration, each party shall prepare a list of two (2) individuals acceptable as an arbitrator to such party. The lists of acceptable arbitrators shall be submitted to Executive Director of the Rocky Mountain Mineral Law Foundation who will select the arbitrator by drawing of lots or some other method of random selection.

                (1)    The arbitration shall be held in Reno, Nevada.

                (2)    Each party shall pay one-half (112) of the arbitrator's costs, expenses and fees for services.

                (3)    The Arbitrator's decision shall be rendered within fifteen (15) days following the last date of hearings before the Arbitrator. The Arbitrator's award shall be subject to confirmation in the Second Judicial District Court in accordance with Chapter 38 of the Nevada Revised Statutes. The Arbitrator's award shall be drafted in a manner such that it shall constitute an amendment of this Agreement and shall provide instructions to the parties for performance of this Agreement as amended. Each party shall have thirty (30) days after receipt of the Arbitrator's award to commence performance of its obligations under the award. The parties acknowledge that the Arbitrator's authority and power to enter an award or to fashion remedies relating to the parties' contractual agreements shall be limited to traditional contractual remedies contemplated under this Agreement.

                (4)    The Nevada Revised Statutes governing evidence and witnesses shall apply to the arbitration. Either party may invoke the exclusionary rule during any arbitration hearing.

                (5)    The parties shall be allowed to conduct discovery in accordance with the Nevada Rules of Civil Procedure, except that: (a) no more than forty (40) written requests for admissions may be submitted by a party; (b) no more than forty (40) written interrogatories (and each substantive subpart of each interrogatory shall constitute an additional interrogatory) may be submitted by each party; (c) no more than four (4) witness

1

depositions may be taken, except expert witnesses; (d) each party may depose all expert witnesses identified by the other party; (e) on or before thirty (30) days after selection of the Arbitrator, each party shall deliver to the other party a written list of the names, addresses and telephone numbers of each witness having any knowledge relating to the arbitrable issues and each expert witness the party intends to call as a witness during the arbitration hearing; (f) not less than forty five (45) days before the first hearing date, each party shall deliver to the other copies of each and every document which such party intends to introduce as evidence during the arbitration hearing; and (g) testimony of any witness not timely identified and disclosed by a party and any document not timely produced by a party on objection of the other party shall not be admissible during the arbitration, except on a clear showing of a reasonable basis or explanation for the failure to identify the witness or produce the document, as the case may be, and then only on the condition that the opposing party shall have ample opportunity to conduct additional discovery concerning the testimony of the identified witness or the document not previously produced.

                (6)    On or before thirty (30) days before the first hearing date, counsel for each party shall meet and deliver to counsel for the other party: (a) such party's prehearing statement which shall be in substantially the same form as a pretrial order as prescribed in Rule 190 of the United States District Court Local Rules; and (b) proposed findings of fact, conclusions of law and award of arbitrator.

                (7)    The parties shall file post-hearing briefs if requested to do so by the Arbitrator.

2

QuickLinks

Option to Enter Joint Venture Agreement Hycroft Heap Leach Project
Recitals
Option to Enter Joint Venture Agreement Description of Property Humboldt and Pershing Counties, Nevada
HHLP Project LLC Operating Agreement
Recitals
HHLP Project LLC Operating Agreement
Assets
HHLP Project LLC Operating Agreement
Accounting Procedures
Exhibit C
HHLP Project LLC Operating Agreement Tax Matters
HHLP Project LLC Operating Agreement
Definitions
Exhibit E
HHLP Project LLC Operating Agreement
Net Profits Calculation
EXHIBIT F HHLP Project LLC Operating Agreement Insurance
Exhibit G
HHLP Project LLC Operating Agreement
Initial Program and Budget
HHLP Project LLC Operating Agreement
Preemptive Rights
HHLP Project Operating Agreement Dispute Resolution